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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM U5B
                          JOINT REGISTRATION STATEMENT

                       Filed Pursuant to Section 5 of the
                   Public Utility Holding Company Act of 1935

                            CenterPoint Energy, Inc.
                              Utility Holding, LLC

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                               Name of Registrants
               Name, Title and Address of Officer to Whom Notices
        And Correspondence Concerning This Statement Should Be Addressed

                                 Rufus S. Scott
    Vice President, Deputy General Counsel and Assistant Corporate Secretary
                            CenterPoint Energy, Inc.
                                 1111 Louisiana
                                Houston, TX 77002





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                            Glossary of Defined Terms


1935 Act Application    Application/Declaration of Reliant Energy, Incorporated
                        and CenterPoint Energy, Inc. Under the Public Utility
                        Holding Company Act of 1935, as amended (File No.
                        070-09895), (as amended and restated by Amendment No. 7, filed with the Commission on July 5, 2002, and as further amended by Amendment No. 8, filed with the Commission on October 11, 2002)

Act                     Public Utility Holding Company Act of 1935, as amended

CenterPoint             CenterPoint Energy, Inc.

Commission              Securities and Exchange Commission


                             REGISTRATION STATEMENT


1.   Exact Name of Registrants:  CenterPoint Energy, Inc.
                                 Utility Holding, LLC(1)

2.   Address of Principal Executive Offices:

     CenterPoint Energy, Inc. is located at:    1111 Louisiana, Houston,
                                                Texas 70002

     Utility Holding, LLC is located at:        200 West Ninth Street Plaza,
                                                Suite 411
                                                Wilmington, Delaware 19801

3.   Name and address of Chief Accounting Officer:   James S. Brian, Senior Vice
     President and Chief Accounting Officer, CenterPoint Energy, Inc.,
     1111 Louisiana, Houston, Texas 70002

4.   Certain information as to the registrant and each subsidiary:

     See Schedule 4.1 hereto.


-------------------------
    (1) Utility Holding, LLC was created solely as a special-purpose entity for tax efficiency purposes, so many of the requests for information herein are not applicable. Utility Holding, LLC is being registered to comply with the technical requirements of the Act, but the responses herein do not specifically address Utility Holding, LLC except where information is otherwise provided for CenterPoint's subsidiaries.

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                                    BUSINESS

5. (a) The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various non-utility subsidiaries.

                Information regarding the general business of CenterPoint and its subsidiaries can be found in the following documents which were previously filed with the Commission: the Current Report on Form 8-K filed by CenterPoint on September 13, 2002 (File No. 1-31447), the Quarterly Report on Form 10-Q filed by CenterPoint on November 14, 2002 (File No. 1-31447), the Current Report on Form 8-K/A (Amendment No. 1) filed by CenterPoint Energy Houston Electric, LLC on September 6, 2002 (File No. 1-3187), the Quarterly Report on Form 10-Q filed by CenterPoint Energy Houston Electric, LLC on November 14, 2002 (File No. 1-3187), Item 1 of the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy Resources Corp., filed on July 15, 2002 (File No. 1-13265), the Quarterly Report on Form 10-Q filed by CenterPoint Energy Resources Corp. on November 14, 2002 (File No. 1-13265), and the 1935 Act Application, all of which are incorporated by reference herein.

     (b) Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

                Information regarding any substantial changes which may have occurred in the general character of the business of CenterPoint and its subsidiaries during the past five years may be found in the Registration Statement on Form S-4/A (Amendment No. 1) filed by CenterPoint Energy, Inc. on November 5, 2001 (File No. 333-69502), the Current Report on Form 8-K filed by CenterPoint on September 13, 2002 (File No. 1-31447), the Quarterly Report on Form 10-Q filed by CenterPoint on November 14, 2002 (File No. 1-31447), the Current Report on Form 8-K/A (Amendment No. 1) filed by CenterPoint Energy Houston Electric, LLC on September 6, 2002 (File No. 1-3187), the Quarterly Report on Form 10-Q filed by CenterPoint Energy Houston Electric, LLC on November 14, 2002 (File No. 1-3187), the Quarterly Report on Form 10-Q filed by CenterPoint Energy Resources Corp. on November 14, 2002 (File No. 1-13265), Item 1 of the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy Resources Corp., filed on July 15, 2002 (File No. 1-13265), Item 1 of the Annual Report on Form 10-K of Reliant Energy Resources Corp., filed on March 22, 2001 (File No. 1-13265), Item 1 of the Annual Report on Form 10-K of Reliant Energy Resources Corp., filed on March 17, 2000 (File No. 1-13265), Item 1 of the Annual Report on Form 10-K of Reliant Energy Resources Corp., filed on March 19, 1999 (File No. 1-13265), Item 1 of the Annual Report on Form 10-K of Reliant Energy Resources Corp., filed on March 24,
         1998 (File No. 1-13265), and the 1935 Act Application, all of which are incorporated by reference herein.

                                       2
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                                    PROPERTY

6. Describe briefly the general character and location of the principal plants, properties, and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties. If any principal plant or important unit is not held in fee, so state and describe how held.

         See the Quarterly Report on Form 10-Q filed by CenterPoint on November 14, 2002 (File No. 1-31447), Item 2 of the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy Resources Corp., filed on July 15, 2002 (File No. 1-13265), the Quarterly Report on Form 10-Q filed by CenterPoint Energy Resources Corp. on November 14, 2002 (File No. 1-13265), and the 1935 Act Application, all of which are incorporated by reference herein.

                             INTERSTATE TRANSACTIONS

7. For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year:

         Reliant Energy HL&P has on file with the Federal Energy Regulatory Commission its FERC Form 1 (provided as Exhibit G-1 hereto under cover of Form SE). Reliant Energy Gas Transmission Company has on file with the Federal Regulatory Commission its FERC Form No. 2 (provided as Exhibit G-6 hereto under cover of Form SE). In addition, the Mississippi River Transmission Corporation has on file with the Federal Regulatory Commission its FERC Form No. 2 (provided as Exhibit G-7 hereto under cover of Form
     SE).


                             SECURITIES OUTSTANDING

8. Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:

                                   FUNDED DEBT

     (a) For each issue or series of funded debt, including funded debt secured by liens on property owned, whether or not such debt has been assumed:
         (Do not include here any contingent liabilities reported under paragraph 8(c)).

         See Schedule 8.1 hereto.


                                       3

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                                  CAPITAL STOCK

     (b) For each class of capital stock including certificates of beneficial interest give information in number of shares and in dollar amounts:
         (Do not include here any warrants, options, or other securities reported under paragraph 8(d)).

         See Schedule 8.2 hereto. In addition, a description of CenterPoint's common stock and associated rights to purchase its Series A preferred stock can be found in CenterPoint's Current Report on Form 8-K filed with the Commission on September 3, 2002 (File No. 333-69502).

                             CONTINGENT LIABILITIES

     (c) A brief outline of the nature and amount of each contingent liability on account of endorsement or other guarantees of any securities.

         Information regarding contingent liabilities of CenterPoint and its subsidiary companies can be found in the following documents, all of which are incorporated by reference herein: Note 10 to the consolidated financial statements of the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy Resources Corp. filed on July 15, 2002 (File No. 1-13265), the Quarterly Report on Form 10-Q filed by CenterPoint Energy Resources Corp. on November 14, 2002 (File No. 1-13265), Note 14 to the consolidated financial statements in the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy, Incorporated (filed July 5, 2002) (File No. 1-3187), and
     Schedule 8.1 hereto.

                                OTHER SECURITIES

     (d) A statement of the amount of warrants, rights, or options and of any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptances which mature within nine months.

         Information with respect to the Reliant Energy, Incorporated Savings Plan, the CenterPoint Energy, Inc. Long-Term Incentive Compensation Plan (formerly the Houston Industries Incorporated Long-Term Incentive Compensation Plan), the CenterPoint Energy, Inc. 1994 Long-Term Incentive Compensation Plan (formerly the Reliant Energy, Incorporated 1994 Long-Term Incentive Compensation Plan), and the CenterPoint Energy, Inc. Stock Plan for Outside Directors (formerly the Houston Industries Incorporated Stock Plan for Outside Directors) can be found in the Post-Effective Amendment No. 5 (on Form S-8) to the Form S-4 Registration Statement No. 333-11329 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Additional information with respect to the CenterPoint Energy, Inc. 1994 Long-Term Incentive Compensation Plan (formerly the Reliant Energy, Incorporated 1994 Long-Term Incentive Compensation Plan) can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-98271 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the Reliant Energy, Incorporated Supplemental Stock Plan for Outside Directors can be found in the Post-

                                       4
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     Effective Amendment No. 1 to the Form S-8 Registration Statement
     No. 333-38188 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the CenterPoint Energy, Inc. Common Stock Participation Plan for Designated New Employees and Non-Officer Employees (formerly the Reliant Energy, Incorporated Common Stock Participation Plan for Designated New Employees and Non-Officer Employees) can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-49333 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the Long-Term Incentive Plan of CenterPoint Energy, Inc. (formerly the Long-Term Incentive Compensation Plan of Reliant Energy, Incorporated) can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-60260 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the employee stock options assumed by Houston Lighting & Power Company (renamed Houston Industries Incorporated) pursuant to the Agreement and Plan of Merger dated as of August 11, 1996, as amended, by and among Houston Industries Incorporated, Houston Lighting & Power Company, HI Merger, Inc. and Noram Energy Corp. can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-32413 of Reliant Energy, Incorporated (filed September 6, 2002 by CenterPoint Energy, Inc.).

         In addition, see Schedule 8.3 hereto for information regarding CenterPoint Energy Resources Corp.'s Term Enhanced Remarketable Securities and the issuance of Zero-Premium Exchangeable Subordinated Notes by CenterPoint. See also Schedule 8.4 hereto for information on the amounts of classes of securities of CenterPoint and its subsidiaries which are authorized but unissued or unutilized.


                        INVESTMENTS IN SYSTEM SECURITIES

9. Give a tabulation showing principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amount at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in Item 8.

         See Schedule 9.1 hereto. CenterPoint will provide supplemental information regarding book value and foreign subsidiaries within thirty days of the date of this filing.

                         INVESTMENTS IN OTHER COMPANIES

10. Give a tabulation showing all investment of the registrant and each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also, show all other investments of the registrant and each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owning investment or an amount in excess of $25,000 (whichever amount is the lesser). Give the principal amount and number of shares or units and the

                                       5
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     cost of each issue of such securities to the system company originally acquiring such security, and the amount at which the same are carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledged. This information should be given as of the same date as the information furnished in Item 8.

         See Schedule 10.1 hereto.

                        INDEBTEDNESS OF SYSTEM COMPANIES

11. List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (whichever amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness:

     (a) Debts owed to associate companies as of September 30, 2002.

         See Schedule 11.1 hereto.

     (b) Debts owed to others as of September 30, 2002.

         See Schedule 8.1 hereto.

                                PRINCIPAL LEASES

12. Describe briefly the principal features of each lease (omitting oil and gas leases) to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any lease involving rental at a rate of less than $5,000 per year.

         See Schedule 12.1 hereto.

                                 SECURITIES SOLD

13. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold, or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale:

         See Schedule 13.1 hereto. In addition, under various benefit plans additional securities may be purchased from CenterPoint from time to time. See Item 8(d) herein.

                AGREEMENTS FOR FUTURE DISTRIBUTION OF SECURITIES

14. (a) Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distributions of securities of the registrant or of any subsidiary.

             As noted in Item 8(d) herein, information with respect to the Reliant Energy, Incorporated Savings Plan, the CenterPoint Energy, Inc. Long-Term Incentive Compensation Plan (formerly the Houston Industries Incorporated Long-Term Incentive Compensation Plan), the CenterPoint Energy, Inc. 1994 Long-Term Incentive Compensation Plan (formerly the Reliant Energy, Incorporated 1994 Long-Term Incentive Compensation
         Plan), and the CenterPoint Energy, Inc. Stock Plan for Outside Directors (formerly the Houston Industries Incorporated Stock Plan for Outside Directors) can be found in the Post-Effective Amendment No. 5 (on Form S-8) to the Form S-4 Registration Statement No. 333-11329 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Additional information with respect to the CenterPoint Energy, Inc. 1994 Long-Term Incentive Compensation Plan (formerly the Reliant Energy, Incorporated 1994 Long-Term Incentive Compensation
         Plan) can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-98271 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the Reliant Energy, Incorporated Supplemental Stock Plan for Outside Directors can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-38188 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the CenterPoint Energy, Inc. Common Stock Participation Plan for Designated New Employees and Non-Officer Employees (formerly the Reliant Energy, Incorporated Common Stock Participation Plan for Designated New Employees and Non-Officer Employees) can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-49333 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the Long-Term Incentive Plan of CenterPoint Energy, Inc. (formerly the Long-Term Incentive Compensation Plan of Reliant Energy, Incorporated) can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-60260 of Reliant Energy, Incorporated (filed September 4, 2002 by CenterPoint Energy, Inc.). Information with respect to the employee stock options assumed by Houston Lighting & Power Company (renamed Houston Industries Incorporated) pursuant to the Agreement and Plan of Merger dated as of August 11, 1996, as amended, by and among Houston Industries Incorporated, Houston Lighting & Power Company, HI Merger, Inc. and Noram Energy Corp. can be found in the Post-Effective Amendment No. 1 to the Form S-8 Registration Statement No. 333-32413 of Reliant Energy, Incorporated (filed September 6, 2002 by CenterPoint Energy, Inc.). In addition, information about the Investor's Choice Plan, a program whereby current holders of CenterPoint's common stock and CenterPoint's first mortgage bonds are permitted to purchase and sell shares of CenterPoint common stock directly through the plan, can be found in the Prospectus filed on Form 424b3 by CenterPoint on November 19, 2002 (File No. 333-68290-99).

     (b) Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate company thereof.

                                       7

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         The beneficiaries of the employee benefit plans referred to above may be deemed to have a financial interest in the registrant or affiliated companies thereof by virtue of their employment relationship with the registrant or such other companies and compensation and benefit agreements and other arrangements relating to such employment.

                    TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

15. As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

     (a) The twenty largest registered holders of common stock of CenterPoint, as of September 30, 2002.

         See Schedule 15.1.

     (b) Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held.

         As of September 30, 2002, there were 8,877 shareholders of record holding 1,000 shares or more, for a total of 292,224,726 shares.

     (c) Number of shareholders of record each holding less than 1,000 shares, and aggregate number of shares so held.

         As of September 30, 2002, there were 59,266 shareholders of record holding less than 1,000 shares, for a total of 12,110,731 shares.

                        OFFICERS, DIRECTORS AND EMPLOYEES

16. (a) Positions and Compensation of Officers and Directors. Give name and address of each director and officer (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

              Each director of CenterPoint who is not an employee receives an annual retainer of $30,000, paid in quarterly installments. Each director also receives $1,200 for each meeting attended. In November 2002, the Board of Directors also authorized an additional retainer for the director serving as the non-executive chairman of the board during the period from October 2002 through September 2004. The chairman will receive an additional retainer of $25,000 per month during that period and also will be rewarded a total of 20,000 shares of common stock.


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              Additional information is set forth in the Current Report on Form
         8-K filed by CenterPoint on September 13, 2002 (File No. 1-31447), and the Current Report on Form 8-K filed by CenterPoint on October 1, 2002 (File No. 1-31447), each of which is incorporated by reference herein.

         State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

              Compensation of the executive and senior officers of CenterPoint are set forth on Schedule 16.1, for which confidential treatment is requested.

16. (b) Compensation of Certain Employees. As to regular employees of such companies who are not directors or officers of any one of them, list the name, address, and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

              This information can only be compiled by CenterPoint by incurring unreasonable effort because a large proportion of the employees of CenterPoint and its subsidiaries receive an annual rate of compensation of $20,000 or more per year.

16. (c) Indebtedness to System Companies. As to every such director, trustee or officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company, and describe briefly the nature and amount of such direct and contingent obligations.

              CenterPoint maintains an appliance loan program through which all employees are allowed to purchase certain appliances on an interest-free basis, subject to paying a five percent up-front administrative charge. Although some officers of CenterPoint and its subsidiaries have loans under this program, no senior or executive officer has a loan under this program.

16.  (d) Contracts.  If any such director, trustee, or officer as aforesaid:
         (1) has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of this Item); or, (2) either individually or together with the members of his immediate family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or, (3) has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof, and the interest of such officer, trustee, or director therein.

              Not applicable.

16. (e) Banking Connections. If any such director, trustee, or officer is an executive officer, director, partner, appointee, or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under
         Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

              Not applicable.

                    INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

17. Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.

              To the knowledge of CenterPoint, there is no substantial interest of any trustee under indentures executed in connection with any outstanding issue of securities.


                   SERVICE, SALES, AND CONSTRUCTION CONTRACTS

18. As to each service, sales, or construction contract (as defined in paragraphs (19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.

Note: This item is intended to apply to service, sales or construction contracts within the scope of Section 13. It is not intended to apply to any contracts for purchase of power or gas or ordinary contracts for materials and supplies, printing, etc., made with non-affiliates.

         See Schedule 18.1 hereto.

                                   LITIGATION

19. Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:

         (1) Proceedings to enforce or to restrain enforcement of any order of a State commission or other governmental agency;

         (2)    Proceedings involving any franchise claimed by any such company;

         (3) Proceedings between any such company and any holder, in his capacity as such, of any funded indebtedness or capital stock issued, or guaranteed by such company, or between any such company and any officer thereof;

         (4) Proceedings in which any such company sues in its capacity as owner of capital stock or funded indebtedness issued or guaranteed by any other company; and

         (5) Each other proceeding in which the matter in controversy, exclusive of interest and costs, exceeds an amount equal to 2% of the debit accounts shown on the most recent balance sheet of such company.

                     Information regarding litigation involving CenterPoint and its subsidiary companies is incorporated by reference to the following documents previously filed with the Commission: Item 3 of the Annual Report on Form 10-K/A of Reliant Energy, Incorporated for the year ended December 31, 2001 (Amendment No.
                1), filed on July 5, 2002 (File No. 1-3187), as well as Notes 4, 14(f), 14(g) and 21 to the consolidated financial statements in such Annual Report, the Quarterly Report on Form 10-Q filed by CenterPoint on November 14, 2002 (File No. 1-31447), the Current Report on Form 8-K filed by CenterPoint on September 13, 2002 (File No. 1-31447), Item 3 of the Annual Report on Form 10-K/A (Amendment No. 1) of Reliant Energy Resources Corp., filed on July 15, 2002

                (File No. 1-13265), as well as Notes 10(c) and 10(d) to the consolidated financial statements in such Annual Report, and the Quarterly Report on Form 10-Q filed by CenterPoint Energy Resources Corp. on November 14, 2002 (File No. 1-13265).

                                    EXHIBITS

EXHIBIT A.      Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

                See Exhibit A hereto.

EXHIBIT B.      With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its bylaws, rules, and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities, and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included a copy of each certificate, resolution, or other document establishing or defining such rights and limitations. Each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.

                The documents required by this exhibit are being filed with the Commission under cover of Form SE.

EXHIBIT C.(a)   With respect to each class of funded debt shown in the answers to Items 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security.
                Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any changes of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either
                $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

                See Exhibit C hereto. Such indentures or other fundamental documents that have not previously been filed with the Commission are being filed in connection herewith under separate cover of Form SE, for which confidential treatment is requested.

     (b) As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

                Not applicable to CenterPoint or its utility subsidiaries.

EXHIBIT D.      A consolidating statement of income and surplus of the
                registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

                See Exhibit D hereto.

EXHIBIT E.      For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the following maps (properties of associate companies operating in contiguous or nearby areas may be shown on the same map, provided property and service areas of each company are shown distinctively), provided that all maps shall be filed in paper under cover of Form SE (Section 259.603) if submitted by an electronic filer.

      (1) Map showing service area in which electric service is furnished, indicating the names of the companies serving contiguous areas.

      (2) Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:

                (a)  Generating plants - kind and capacity;

                (b) Transmission lines - voltage, number of circuits, kind of supports, kind and size of conductors;

                (c)  Transmission substations - capacity;

                (d)  Distribution substation - capacity; and

                (e) Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises.

      (3) Map showing service area in which gas service is furnished, indicating the names of companies serving contiguous areas; and

      (4) Gas system map showing location of gas property (exclusive of low pressure local distribution lines) owned and/or operated, and information as follows:

                (a)  Generating plants - kind and daily capacity;
                (b)  Holders - kind and capacity;
                (c)  Compressor stations - capacity in horsepower;
                (d) Transmission pipe lines - size, approximate average transmission pressure and the estimated daily delivery capacity of the system;
                (e) Points of interconnection with all other private and public gas utilities, pipe lines, or producing enterprises; giving names of such companies and other enterprises; and
                (f) General location and outline of gas producing and reserve areas and diagrammatic location of gathering lines.

                The following maps are being filed with the Commission under cover of Form SE:

                1. Cities in Minnesota served by CenterPoint Energy Minnegasco (filed herewith as Exhibit E-1 on Form SE).

                2. CenterPoint Energy, Interstate Gas Transmission and Field Services Pipeline Systems, last edited November 22, 2002 (filed herewith as Exhibit E-2 on Form SE).

                3. CenterPoint Energy, Areas Served by Arkansas, Louisiana, Mississippi, Oklahoma, Texas (filed herewith as Exhibit E-3 on Form SE).

                4. Service Area Map, Houston, Texas, of CenterPoint Energy Houston Electric (filed herewith as Exhibit E-4 on
                     Form SE).

EXHIBIT F.      Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders.
                For companies for which no reports are submitted the reason for omission should be indicated; provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

                     The Annual Report on Form 10-K/A of Reliant Energy,
                Incorporated for the year ended December 31, 2001 (Amendment No.
                1) (filed July 5, 2002) (File

                No. 1-3187) and the Annual Report on Form 10-K/A of Reliant Energy Resources Corp. for the year ended December 31, 2001 (Amendment No. 1) (filed July 15, 2002) (File No. 1-13265) are incorporated herein by reference.


EXHIBIT G.      Furnish a copy of each annual report that the registrant and each public utility subsidiary company thereof shall have filed with any State Commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State
                Commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal
                Power Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed;" provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

                The following reports are being filed with the Commission under cover of Form SE:

                1. FERC Form No. 1: Annual Report of Major Electric Utilities, Licensees and Others, filed by Reliant Energy HL&P for the year ending December 31, 2001 (filed herewith as Exhibit G-1 on Form SE).

                2. 2001 Operating Reports for the State of Oklahoma Submitted by Reliant Energy Arkla (filed herewith as Exhibit G-2 on Form SE).

                3. Annual Report Pursuant to PURA Sec. 39.257 of Reliant Energy HL&P for the year ended December 31, 2001 - Revision No. 2 (filed herewith as Exhibit G-3 on Form SE).

                4. 2001 Annual Report to the Arkansas Public Service Commission for Reliant Energy Arkla (filed herewith as Exhibit G-4 on Form SE).

                5. 2001 Annual Report to the Louisiana Public Service Commission for Reliant Energy Arkla (filed herewith as Exhibit G-5 on Form SE).

                6. FERC Form No. 2: Annual Report of Major Natural Gas Companies, filed by Reliant Energy Gas Transmission Company for the year ending December 31, 2001 (filed herewith as Exhibit G-6 on Form SE).

                7. FERC Form No. 2: Annual Report of Major Natural Gas Companies, filed by Mississippi River Transmission Corporation for the year ending December 31, 2001 (filed herewith as Exhibit G-7 on Form SE).

                8. Gas Utilities 2001 Distribution Annual Report to the Railroad Commission of Texas for Reliant Energy Arkla (filed herewith as Exhibit G-8 on Form SE).

                9. 2001 Annual Report to the Louisiana Public Service Commission for Reliant Energy - Entex (filed herewith as Exhibit G-9 on Form SE).

                10. 2001 Annual Reports of the Mississippi Transmission Operations and Mississippi Distribution Operations for Reliant Energy - Entex (filed herewith as Exhibit G-10 on Form SE).

                11. Gas Utilities 2001 Distribution Annual Report to the Railroad Commission of Texas for Reliant Energy - Entex (filed herewith as Exhibit G-11 on Form SE).

                12. 2001 Gas Company Jurisdictional Annual Report to the State of Minnesota Department of Commerce for Reliant Energy Minnegasco (filed herewith as Exhibit G-12 on Form SE).

EXHIBIT H.      Typical forms of service, sales, or construction contracts described in answer to Item 18.

                A form of the Service Agreement was filed as Attachment G-12 to the 1935 Act Application, and is incorporated herein by reference.


This registration statement is comprised of:

         (a)    Pages numbered 1 to 18 consecutively.

         (b)    The following Schedules: the schedules shown on the attached
                Schedule Index

         (c)    The following Exhibits:  the exhibits shown on the attached
                Exhibit Index.

                                    SIGNATURE

           Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this registration statement to be duly signed on its behalf in the City of Houston and State of Texas on the 2nd day of December, 2002.

                                      CENTERPOINT ENERGY, INC.

                                      By:   /s/ RUFUS S. SCOTT
                                         --------------------------------------
                                         Name:  Rufus S. Scott
                                         Title: Vice President, Deputy General
                                                Counsel and Assistant Corporate
                                                Secretary

Attest:

   /s/ RICHARD DAUPHIN
--------------------------
Name:  Richard Dauphin
Title: Assistant Secretary

                                  VERIFICATION

State of Texas
County of Harris

The undersigned being duly sworn deposes and states that he has duly executed the attached Joint Registration Statement dated December 2, 2002 for and on behalf of CenterPoint Energy, Inc. and Utility Holding, LLC; that he is the Vice President, Deputy General Counsel and Assistant Corporate Secretary of CenterPoint Energy, Inc. (Utility Holding, LLC's parent company); and that all action taken by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.



                                      By:   /s/ RUFUS S. SCOTT
                                         --------------------------------------
                                         Name:  Rufus S. Scott
                                         Title: Vice President, Deputy General
                                                Counsel and Assistant Corporate
                                                Secretary

Subscribed and sworn to before me, a notary public this 2nd day of December, 2002.

/s/ JUNE M. BRADEN
-----------------------------

My commission expires 4/18/05

                               INDEX OF SCHEDULES
      TO REGISTRATION STATEMENT ON FORM U5B OF CENTERPOINT ENERGY, INC. AND
                              UTILITY HOLDING, LLC

SCHEDULE NO.      DESCRIPTION

Schedule 4.1      CenterPoint Energy, Inc. Parent-Subsidiary Chart

Schedule 8.1      Description of Funded Debt

Schedule 8.2 Description of CenterPoint Energy, Inc.'s and Subsidiaries' Capital Stock

Schedule 8.3 Description of CenterPoint Energy Resource Corp.'s Term Enhanced Remarketable Securities and CenterPoint Energy, Inc.'s Zero Premium Exchangeable Subordinated Notes

Schedule 8.4 Amounts of Classes of Securities of CenterPoint, Inc. and Subsidiaries Authorized (but Unissued or Unutilized)

Schedule 9.1      Investments in CenterPoint Energy, Inc. System Securities

Schedule 10.1 Investments in Companies Not Subsidiary Companies of CenterPoint Energy, Inc.

Schedule 11.1     Debts Owed to Associate Companies as of September 30, 2002

Schedule 12.1     Principal Leases of CenterPoint Energy, Inc. Subsidiaries

Schedule 13.1     Certain Securities Sold by CenterPoint Energy, Inc. and
                  Subsidiaries

Schedule 15.1 20 Largest Registered Holders of CenterPoint Energy, Inc. Common Stock

Schedule 16.1     Compensation of Senior and Executive
                  Officers (filed under separate cover with the Commission in connection herewith;
                  confidential treatment requested)

Schedule 18.1 Information on Corporate Services, Support Services and Information Technology Services Charged to Certain Subsidiaries for Third Quarter 2002

                                INDEX OF EXHIBITS
      TO REGISTRATION STATEMENT ON FORM U5B OF CENTERPOINT ENERGY, INC. AND
                              UTILITY HOLDING, LLC

EXHIBIT NO.       DESCRIPTION

Exhibit A         CenterPoint Energy, Inc. Corporate Chart

Exhibit B-1       Organizational Documents of CenterPoint Energy, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-2       Organizational Documents of Utility Holding, LLC (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-3       Organizational Documents of CenterPoint Energy Houston
                  Electric, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-4       Organizational Documents of Texas Genco Holdings, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-5       Organizational Documents of Texas Genco LP, LLC (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-6       Organizational Documents of Texas Genco GP, LLC (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-7       Organizational Documents of Texas Genco, LP (filed with
                  the Commission in connection herewith under cover of Form SE)

Exhibit B-8       Organizational Documents of CenterPoint Energy Resources Corp.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-9       Organizational Documents of ALG Gas Supply Company (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-10      Organizational Documents of Allied Materials Corporation
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-11      Organizational Documents of Arkansas Louisiana Finance
                  Corporation (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-12      Organizational Documents of Arkla Industries Inc. (filed with the Commission in connection herewith under cover of Form SE)


Exhibit B-13      Organizational Documents of Arkla Products Company (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-14      Organizational Documents of Blue Jay Gas Company (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-15      Organizational Documents of CenterPoint Energy Alternative
                  Fuels, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-16      Organizational Documents of Entex Gas Marketing Company
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-16A     Organizational Documents of CenterPoint Energy Gas
                  Receivables, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-17      Organizational Documents of CenterPoint Energy Gas
                  Resources Corp. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-18      Organizational Documents of Entex NGV, Inc. (filed with
                  the Commission in connection herewith under cover of Form SE)

Exhibit B-19      Organizational Documents of Entex Oil & Gas Company
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-20      Organizational Documents of CenterPoint Energy - Illinois
                  Gas Transmission Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-21      Organizational Documents of Industrial Gas Supply
                  Corporation (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-22      Organizational Documents of Intex, Inc. (filed with the
                  Commission in connection herewith under cover of Form SE)

Exhibit B-23      Organizational Documents of Louisiana Unit Gas
                  Transmission Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-24      Organizational Documents of Minnesota Intrastate Pipeline
                  Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-25      Organizational Documents of CenterPoint Energy -
                  Mississippi River Transmission Corporation (filed with the
                  Commission in connection herewith under cover of Form SE)

Exhibit B-26      Organizational Documents of CenterPoint Energy MRT
                  Holdings, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-27      Organizational Documents of CenterPoint Energy MRT
                  Services Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-28      Organizational Documents of CenterPoint Energy Gas
                  Marketing Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-29      Organizational Documents of National Furnace Company
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-30      Organizational Documents of NorAm Financing I (filed with
                  the Commission in connection herewith under cover of Form SE)

Exhibit B-31      Organizational Documents of NorAm Utility Services, Inc.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-32      Organizational Documents of CenterPoint Energy Consumer
                  Group, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-33      Organizational Documents of CenterPoint Energy Field
                  Services, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-34      Organizational Documents of CenterPoint Energy Field
                  Services Holdings, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-35      Organizational Documents of CenterPoint Energy Gas
                  Processing, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-36      Organizational Documents of Reliant Energy Funds
                  Management, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-37      Organizational Documents of CenterPoint Energy Gas
                  Transmission Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-38      Organizational Documents of CenterPoint Energy Hub
                  Services, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-39      Organizational Documents of CenterPoint Energy Intrastate
                  Holdings, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-40      Organizational Documents of Pine Pipeline Acquisition Company,
                  LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-41      Organizational Documents of CenterPoint Energy Pipeline
                  Services, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-42      Organizational Documents of CenterPoint Energy OQ, LLC
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-43      Organizational Documents of CenterPoint Energy Marketing,
                  Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-44      Organizational Documents of CenterPoint Energy Retail
                  Interests, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-45      Organizational Documents of CenterPoint Energy Trading
                  and Transportation Group, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-46      Organizational Documents of Unit Gas Transmission Company
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-47      Organizational Documents of United Gas, Inc. (filed with
                  the Commission in connection herewith under cover of Form SE)

Exhibit B-48      Organizational Documents of HL&P Capital Trust I (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-49      Organizational Documents of HL&P Capital Trust II (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-50      Organizational Documents of HL&P Receivables, Inc. (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-51      Organizational Documents of Houston Industries Energy
                  (UK), Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-52      Organizational Documents of Houston Industries FinanceCo
                  GP, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-53      Organizational Documents of Houston Industries FinanceCo
                  LP (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-54      Organizational Documents of CenterPoint Energy Funding
                  Company (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-55      Organizational Documents of NorAm Energy Corp. (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-56      Organizational Documents of REI Trust I (filed with the
                  Commission in connection herewith under cover of Form SE)

Exhibit B-57      Organizational Documents of REI Trust II (filed with the
                  Commission in connection herewith under cover of Form SE)

Exhibit B-58      Organizational Documents of Reliant Energy FinanceCo II
                  GP, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-59      Organizational Documents of Reliant Energy FinanceCo II
                  LP (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-60      Organizational Documents of Reliant Energy FinanceCo III
                  GP, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-61      Organizational Documents of Reliant Energy FinanceCo III
                  LP (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-62      Organizational Documents of Reliant Energy FinanceCo IV
                  GP, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-63      Organizational Documents of Reliant Energy FinanceCo IV
                  LP (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-64      Organizational Documents of Reliant Energy Investment
                  Management, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-65      Organizational Documents of CenterPoint Energy Power
                  Systems, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-66      Organizational Documents of CenterPoint Energy Products,
                  Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-67      Organizational Documents of CenterPoint Energy
                  Properties, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-68      Organizational Documents of CenterPoint Energy Tegco,
                  Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-69      Organizational Documents of CenterPoint Energy Management
                  Services, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-70      Organizational Documents of Reliant Energy Thermal
                  Systems (Delaware), Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-71      Organizational Documents of Northwind Houston L.P. (filed
                  with the Commission in connection herewith under cover of Form SE)

Exhibit B-72      Organizational Documents of CenterPoint Energy District
                  Cooling, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-73      Organizational Documents of CenterPoint Energy Transition
                  Bond Company, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-74      Organizational Documents of Reliant Energy Water, Inc.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-75      Organizational Documents of Utility Rail Services, Inc.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-76      Organizational Documents of CenterPoint Energy
                  International, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-77      Organizational Documents of Reliant Energy Brazil Ltd.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-78      Organizational Documents of Reliant Energy Brazil Tiete
                  Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-79      Organizational Documents of Reliant Energy Brazil
                  Ventures Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-80      Organizational Documents of Reliant Energy Holdings Ltd.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-81      Organizational Documents of CenterPoint Energy
                  International II, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-82      Organizational Documents of HIE Ford Heights, Inc. (filed
                  with the Commission in connection herewith under cover of Form
                  SE)

Exhibit B-83      Organizational Documents of HIE Fulton, Inc. (filed with
                  the Commission in connection herewith under cover of Form SE)

Exhibit B-84      Organizational Documents of Reliant Energy India, Inc.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-85      Organizational Documents of Reliant Energy Rain, Inc.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-86      Organizational Documents of CenterPoint Energy
                  International Holdings, LLC (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-87      Organizational Documents of Reliant Energy Salvador
                  Holding Company Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-88      Organizational Documents of CenterPoint Energy
                  International Services, Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-89      Organizational Documents of CenterPoint Energy Light,
                  Inc. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-90      Organizational Documents of Reliant Energy Cayman
                  Holdings Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-91      Organizational Documents of Reliant Energy Argentina S.A.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-92      Organizational Documents of Reliant Energy Argener S.A.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-93      Organizational Documents of Reliant Energy Argentine
                  Holdings Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-94      Organizational Documents of Reliant Energy Opco S.A.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-95      Organizational Documents of Reliant Energy Cayman
                  Investments Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-96      Organizational Documents of Reliant Energy Cayman Ltd.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-97      Organizational Documents of Reliant Energy Cayman
                  Acquisitions Ltd. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-98      Organizational Documents of Reliant Energy Outsource Ltd.
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-99      Organizational Documents of Venus Generation El Salvador
                  (filed with the Commission in connection herewith under cover of Form SE)

Exhibit B-100     Organizational Documents of Reliant Energy Santiago Del
                  Estero, S.A. (filed with the Commission in connection herewith under cover of Form SE)

Exhibit C-1       References to Prior Filings with the Commission by Reliant
                  Energy, Incorporated, CenterPoint Energy, Inc. and Certain
                  Subsidiaries Whereby Indentures and Other Fundamental
                  Documents Related to Funded Debt Were Filed

Exhibit C-2       Indentures and Other Fundamental Documents Related to
                  Funded Debt Not Previously Filed with the Commission (filed under separate cover with the Commission in connection herewith; confidential treatment requested)

Exhibit D         Consolidating Statement of Income and Surplus of CenterPoint
                  Energy, Inc. and Subsidiary Companies for Year Ended December
                  2001, with Consolidating Balance Sheet of CenterPoint Energy
                  Inc. and its Subsidiaries as of December 31, 2001, on a pro forma basis

Exhibit E-1       Map Showing Cities in Minnesota served by CenterPoint
                  Energy Minnegasco (filed with the Commission in connection herewith under cover of Form SE)

Exhibit E-2       Map Showing CenterPoint Energy, Interstate Gas
                  Transmission and Field Services Pipeline Systems, last edited
                  November 22, 2002 (filed with the Commission in connection herewith under cover of Form SE)

Exhibit E-3       Map Showing CenterPoint Energy, Areas Served by Arkansas,
                  Louisiana, Mississippi, Oklahoma, Texas (filed with the
                  Commission in connection herewith under cover of Form SE)

Exhibit E-4       Service Area Map, Houston, Texas, of CenterPoint Energy
                  Houston Electric (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-1       Federal Energy Regulatory Commission ("FERC") Form No. 1:
                  Annual Report of Major Electric Utilities, Licensees and
                  Others, filed by Reliant Energy HL&P for the year ending
                  December 31,

                  2001 (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-2       2001 Operating Reports for the State of Oklahoma Submitted
                  by Reliant Energy Arkla (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-3       Annual Report Pursuant to PURA Sec. 39.257 of Reliant
                  Energy HL&P for the year ended December 31, 2001 - Revision
                  No. 2 (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-4       2001 Annual Report to the Arkansas Public Service
                  Commission for Reliant Energy Arkla (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-5       2001 Annual Report to the Louisiana Public Service
                  Commission for Reliant Energy Arkla (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-6       FERC Form No. 2: Annual Report of Major Natural Gas
                  Companies, filed by Reliant Energy Gas Transmission Company for the year ending December 31, 2001 (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-7       FERC Form No. 2: Annual Report of Major Natural Gas
                  Companies, filed by Mississippi River Transmission Corporation for the year ending December 31, 2001 (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-8       Gas Utilities 2001 Distribution Annual Report to the
                  Railroad Commission of Texas for Reliant Energy Arkla (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-9       2001 Annual Report to the Louisiana Public Service
                  Commission for Reliant Energy - Entex (filed with the
                  Commission in connection herewith under cover of Form SE)

Exhibit G-10      2001 Annual Reports of the Mississippi Transmission
                  Operations and Mississippi Distribution Operations for Reliant
                  Energy - Entex (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-11      Gas Utilities 2001 Distribution Annual Report to the
                  Railroad Commission of Texas for Reliant Energy - Entex (filed with the Commission in connection herewith under cover of Form SE)

Exhibit G-12      2001 Gas Company Jurisdictional Annual Report to the
                  State of Minnesota Department of Commerce for Reliant Energy
                  Minnegasco (filed with the Commission in connection herewith under cover of Form SE)

                                                                    SCHEDULE 4.1

                                                                                                  STATE OF
                                 NAME OF COMPANY                                  ORGANIZATION  ORGANIZATION   TYPE OF BUSINESS
                                 ---------------                                  ------------  ------------   ----------------
CENTERPOINT ENERGY, INC                                                            Corporation     TX          Holding Company
  CenterPoint Energy, Inc.                                                         Corporation     DE          Inactive
  UTILITY HOLDING, LLC                                                                 LLC         DE          Holding Company(1)
     CenterPoint Energy Houston Electric, LLC ("T&D Utility")                          LLC         TX          Electric Utility
     TEXAS GENCO HOLDINGS, INC                                                     Corporation     TX          Holding Company
           Texas Genco LP, LLC                                                         LLC         DE          Holding Company
           Texas Genco GP, LLC                                                         LLC         TX          Holding Company
                 Texas Genco, LP (99% interest owned by CenterPoint Energy, Inc.;    Limited       TX          Electric Utility
                 1% interest owned by Texas Genco GP, LLC)(2)                      Partnership
     CENTERPOINT ENERGY RESOURCES CORP                                             Corporation     DE          Gas Utility Company
                 ALG Gas Supply Company                                            Corporation     DE          Inactive
                 Allied Materials Corporation                                      Corporation     TX          Inactive
                 Arkansas Louisiana Finance Corporation                            Corporation     DE          Financing
                 Arkla Industries Inc.                                             Corporation     DE          Inactive
                 Arkla Products Company                                            Corporation     DE          Inactive
                 Blue Jay Gas Company                                              Corporation     DE          Inactive
                 CenterPoint Energy Alternative Fuels, Inc.                        Corporation     TX          Gas Sales and
                                                                                                               Marketing
                 Entex Gas Marketing Company                                       Corporation     TX          Gas Sales and
                                                                                                               Marketing
                 CenterPoint Energy Gas Receivables, LLC                               LLC         DE          Financing
                 CenterPoint Energy Gas Resources Corp.                            Corporation     TX          Gas Sales and
                                                                                                               Marketing
                 Entex NGV, Inc.                                                   Corporation     DE          Inactive
                 Entex Oil & Gas Co.                                               Corporation     TX          Inactive

                                                                                                  STATE OF
                                 NAME OF COMPANY                                  ORGANIZATION  ORGANIZATION   TYPE OF BUSINESS
                                 ---------------                                  ------------  ------------   ----------------
                 CenterPoint Energy - Illinois Gas Transmission Company            Corporation     DE          Intrastate Pipeline
                                                                                                               Operations
                 Industrial Gas Supply Corporation                                 Corporation     TX          Intrastate Pipeline
                                                                                                               Operations
                 Intex, Inc.                                                       Corporation     TX          Inactive
                 Louisiana Unit Gas Transmission Company                           Corporation     TX          Intrastate Pipeline
                                                                                                               Operations
                 Minnesota Intrastate Pipeline Company                             Corporation     DE          Intrastate Pipeline
                                                                                                               Operations
                 CenterPoint Energy - Mississippi River Transmission Corporation   Corporation     DE          Interstate Pipeline
                             CenterPoint Energy MRT Holdings, Inc.                 Corporation     DE          Financing
                             CenterPoint Energy MRT Services Company               Corporation     DE          Real Estate
                 CenterPoint Energy Gas Marketing Company                          Corporation     DE          Gas Sales and
                                                                                                               Marketing
                 National Furnace Company                                          Corporation     TX          Inactive
                 NorAm Financing I                                                  Statutory      DE          Financing
                                                                                    Business
                                                                                     Trust
                 NorAm Utility Services, Inc.                                      Corporation     DE          Inactive
                 CenterPoint Energy Consumer Group, Inc.                           Corporation     DE          Inactive
                 CenterPoint Energy Field Services, Inc.                           Corporation     DE          Natural Gas
                                                                                                               Gathering Systems
                             CenterPoint Energy Field Services Holdings, Inc.      Corporation     DE          Financing
                             CenterPoint Energy Gas Processing, Inc.               Corporation     DE          Gas Processing
                 Reliant Energy Funds Management, Inc.                             Corporation     DE          Financing
                 CenterPoint Energy Gas Transmission Company                       Corporation     DE          Interstate Pipeline
                 CenterPoint Energy Hub Services, Inc.                             Corporation     DE          Inactive
                 CenterPoint Energy Intrastate Holdings, LLC                           LLC         DE          Intrastate Pipeline
                                                                                                               Operations
                             Pine Pipeline Acquisition Company, LLC (81.4%
                             interest)                                                 LLC         DE          Intrastate Pipeline
                                                                                                               Operations

                                                                                                  STATE OF
                                 NAME OF COMPANY                                  ORGANIZATION  ORGANIZATION   TYPE OF BUSINESS
                                 ---------------                                  ------------  ------------   ----------------

                 CenterPoint Energy Pipeline Services, Inc.                        Corporation     DE          Pipeline Project
                                                                                                               Management and
                                                                                                               Facility Operation
                                                                                                               Services
                             CenterPoint Energy OQ, LLC                                LLC         DE          Intermediate Holding
                                                                                                               Company
                                 OQ Partners, a general partnership (50% interest) Partnership     TX          Training Services
                 CenterPoint Energy Marketing, Inc.                                Corporation     DE          Gas Sales and
                                                                                                               Marketing
                             CenterPoint Energy Retail Interests, Inc.             Corporation     DE          Financing
                 CenterPoint Energy Trading and Transportation Group, Inc.         Corporation     TX          Administrative
                                                                                                               Payroll Services
                 Unit Gas Transmission Company                                     Corporation     TX          Intrastate Pipeline
                                                                                                               Operations
                 United Gas, Inc.                                                  Corporation     TX          Inactive
  HL&P Capital Trust I                                                              Statutory      DE          Financing
                                                                                    Business
                                                                                     Trust
  HL&P Capital Trust II                                                             Statutory      DE          Financing
                                                                                    Business
                                                                                     Trust

  HL&P Receivables, Inc.                                                           Corporation     DE          Inactive
  Houston Industries Energy (UK), Inc                                              Corporation     DE          Inactive
  Houston Industries FinanceCo GP, LLC                                                 LLC         DE          Financing
  Houston Industries FinanceCo LP (99% interest owned by CenterPoint Energy,
  Inc.; 1% interest owned by Houston Industries FinanceCo GP, LLC))                  Limited       DE          Financing
                                                                                   Partnership
  CenterPoint Energy Funding Company                                               Corporation     DE          Financing
  NorAm Energy Corp.(2)                                                            Corporation     DE          Inactive
  REI Trust I                                                                      Statutory       DE          Financing
                                                                                     Business
                                                                                       Trust

                                                                                                  STATE OF
                                 NAME OF COMPANY                                  ORGANIZATION  ORGANIZATION   TYPE OF BUSINESS
                                 ---------------                                  ------------  ------------   ----------------


  REI Trust II                                                                       Statutory     DE          Financing
                                                                                     Business
                                                                                      Trust
  Reliant Energy FinanceCo II GP, LLC                                                  LLC         DE          Financing
  Reliant Energy FinanceCo II LP (99% interest owned by CenterPoint Energy,          Limited       DE          Financing
  Inc.; 1% interest owned by Reliant Energy FinanceCo II GP, LLC)                  Partnership
  Reliant Energy FinanceCo III GP, LLC                                                 LLC         DE          Financing
  Reliant Energy FinanceCo III LP (99% interest owned by CenterPoint Energy,         Limited       DE          Financing
  Inc; 1% interest owned by Reliant Energy FinanceCo III GP, LLC)                  Partnership
  Reliant Energy FinanceCo IV GP, LLC                                                  LLC         DE          Financing
  Reliant Energy FinanceCo IV LP (99% interest owned by CenterPoint Energy,          Limited       DE          Financing
  Inc.; 1% interest owned by Reliant Energy FinanceCo IV GP, LLC)                  Partnership
  Reliant Energy Investment Management, Inc.                                       Corporation     DE          Financing
  CenterPoint Energy Power Systems, Inc.                                           Corporation     DE          Energy-related
  CenterPoint Energy Products, Inc.                                                Corporation     DE          Inactive
  CenterPoint Energy Properties, Inc.                                              Corporation     DE          Real Estate
  CenterPoint Energy Tegco, Inc.                                                   Corporation     DE          Inactive
  CenterPoint Energy Management Services, Inc.                                     Corporation     DE          Energy-related
    Reliant Energy Thermal Systems (Delaware), Inc.                                Corporation     DE          Energy-related
          Northwind Houston L.P. (99% interest owned by CenterPoint Energy,          Limited       DE          Energy-related
          Inc.; 1% owned by CenterPoint Energy District Cooling, L.L.C.)           Partnership
    CenterPoint Energy District Cooling, LLC (75% interest)                            LLC         DE          Energy-related
  CenterPoint Energy Transition Bond Company, LLC                                      LLC         DE          Financing
  Reliant Energy Water, Inc.                                                       Corporation     DE          Inactive
  Utility Rail Services, Inc.                                                      Corporation     DE          Inactive
   UFI Services, Inc.                                                              Corporation     DE          Inactive
  CENTERPOINT ENERGY INTERNATIONAL, INC                                            Corporation     DE          Holding Company
                                                                                                               (Foreign Utility
                                                                                                               Investments)
   HI Energy Holdings I B.V.*
   Reliant Energy Brazil Ltd.*

                                                                                                  STATE OF
                                 NAME OF COMPANY                                  ORGANIZATION  ORGANIZATION   TYPE OF BUSINESS
                                 ---------------                                  ------------  ------------   ----------------




            HIE Brasil Rio Sul Ltda.*
            Reliant Energy International Brasil Ltda. (99.9%; 0.1% interest owned by Reliant Energy Brazil Tiete Ltd.)*
        Reliant Energy Brasil, Ltda. (99.9995% interest)*
        Reliant Energy Brazil Tiete Ltd.*
        Reliant Energy Brazil Ventures Ltd.*
        Reliant Energy Colombia Ltda. (99% interest; 1% interest owned by Reliant
    Energy International Holdings, LLC)*
        Reliant Energy Holdings Ltd.*
        CenterPoint Energy International II, Inc.                                  Corporation     DE          Holding Company
            HIE Ford Heights, Inc.                                                 Corporation     DE          Inactive
            HIE Fulton, Inc.                                                       Corporation     DE          Inactive
            Reliant Energy India, Inc.                                             Corporation     Mauritius   Intermediate Holding
                                                                                                               Company
               Reliant Energy Rain, Inc.                                           Corporation     Mauritius   Intermediate Holding
                                                                                                               Company

                  Rain Calcining Limited (24.79% interest)**
        CenterPoint Energy International Holdings, LLC**
            Reliant Energy El Salvador, S.A. de C.V. (99% interest; 1% owned by
    Reliant Energy International, Inc.)**
        CenterPoint Energy International Services, Inc.*
        CenterPoint Energy Light, Inc.                                             Corporation     DE          Holding Company
            Reliant Energy Cayman Holdings Ltd.                                    Corporation     Cayman      Intermediate
                                                                                                   Islands     Holding Company

               Reliant Energy Argentina S.A. (99% interest)                        Corporation     Argentina   Intermediate
                                                                                                               Holding Company
                  Reliant Energy Argener S.A. (51% interest owned by
                  Reliant Energy Argentina S.A; 49% owned by Reliant Energy
                  Argentine Holdings, Ltd.)**
                  Reliant Energy Opco S.A. (99.94% interest held by Reliant        Corporation     Argentina   Power Generation
                  Energy Argener S.A.; 0.06% owned by Security Holdings S.A. on                                Maintenance Services
                  behalf of Reliant Energy International, Inc.)

                                                                                                  STATE OF
                                 NAME OF COMPANY                                  ORGANIZATION  ORGANIZATION   TYPE OF BUSINESS
                                 ---------------                                  ------------  ------------   ----------------

               Reliant Energy Argentine Holdings Ltd.                              Corporation     Cayman      Intermediate
                                                                                                   Islands     Holding Company
            Reliant Energy Cayman Investments Ltd.*
               Reliant Energy Cayman Ltd.*
               Reliant Energy Cayman Acquisitions Ltd.*
        Reliant Energy Outsource Ltd.*
            Venus Generation El Salvador (50% interest)*
        Reliant Energy Salvador Holding Company Ltd.*
        Reliant Energy Santiago del Estero, S.A. (99% interest held by Salvador    Corporation     Argentina   Holding Company
        Holding Company Ltd.; 1% owned by Security Holdings S.A. on behalf of
        Reliant Energy International, Inc.)
            Empresa Distribuidora de Electricidad de Santiago del Estero S.A
            ("EDESE") (90% interest; 10% owned by Provincia de Santiago del
            Estero (employees of EDESE through ESOP))**
        Worldwide Electric Holdings B.V.*

* Entity is in the process of being dissolved.
**Investment is in the process of being divested.

     (1)  Special-purpose entity created solely for tax efficiency purposes.

     (2)  All subsidiaries are 100% owned unless otherwise noted.

                                                                    SCHEDULE 8.1

FUNDED DEBT
(as of September 30, 2002)




                                                                                                    AMOUNT ISSUED
NAME OF OBLIGOR               TITLE OF ISSUE                                   AMOUNT AUTHORIZED    LESS RETIRED
---------------               --------------                                   -----------------    -------------

CenterPoint Energy            Collateralized Medium-Term                           $150,000,000     $150,000,000
Houston Electric, LLC (1)     Notes, Series C, 6.50%
(CEHE)                        Due April 21, 2003
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy, Inc.      2.0% Zero-Premium                                     999,999,943      840,362,323
(CNP)                         Exchangeable Subordinated
                              Notes (ZENS)
                              Due September 15, 2029
                              Unsecured

CenterPoint Energy            Brazos River Authority                                 43,820,000       43,820,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1992A, 6.70%
                              Due March 1, 2017
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Brazos River Authority                                 33,470,000       33,470,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1992B, 6.375%
                              Due April 1, 2012
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Brazos River Authority                                 83,565,000       83,565,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1993, 5.60%
                              Due December 1, 2017
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Brazos River Authority                                 91,945,000       91,945,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1995, 5.80%
                              Due August 1, 2015
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Brazos River Authority                                 50,000,000       50,000,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1997, 5.05%
                              Due November 1, 2018
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

                                                                                             AGGREGATE AMOUNT
                                                                                           OWNED BY REGISTRANT
                              AMOUNT REACQUIRED BY   AMOUNT IN SINKING    AMOUNT PLEDGED     AND SUBSIDIARIES
                              ISSUER OR OBLIGOR AND  OR OTHER FUNDS OF  BY REGISTRANT AND   OTHER THAN ISSUER
NAME OF OBLIGOR               AVAILABLE FOR RESALE   ISSUER OR OBLIGOR   EACH SUBSIDIARY        OR OBLIGOR        NAME OF TRUSTEE
---------------               ---------------------  -----------------  -----------------  -------------------    ---------------

CenterPoint Energy                    $0                    $0                  $0                     $0       JPMorgan Chase Bank
Houston Electric, LLC (1)
(CEHE)




CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank
(CNP)




CenterPoint Energy                     0                     0                   0                      0       The Bank of New York
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       The Bank of New York
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       Bank One, N.A.
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       Bank One, N.A.
Houston Electric, LLC (1)


CenterPoint Energy            Brazos River Authority                                100,000,000      100,000,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Houston Industries Incorporated Project)
                              Series 1998A, 5.125%
                              Due May 1, 2019
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Brazos River Authority                                 90,000,000       90,000,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Houston Industries Incorporated Project)
                              Series 1998B, 5.125%
                              Due November 1, 2020
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Brazos River Authority                                100,000,000      100,000,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Houston Industries Incorporated Project)
                              Series 1998C, 5.125%
                              Due May 1, 2019
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy, Inc.      Brazos River Authority                                 68,700,000       68,700,000
                              Revenue Refunding Bonds
                              (Houston Industries Incorporated Project)
                              Series 1998D, 4.90%
                              Due October 1, 2015
                              Unsecured

CenterPoint Energy, Inc.      Brazos River Authority                                100,000,000      100,000,000
                              Revenue Refunding Bonds
                              (Reliant Energy, Incorporated Project)
                              Series 1999A, 5.375%
                              Due April 1, 2019
                              Unsecured

CenterPoint Energy, Inc.      Brazos River Authority                                100,000,000      100,000,000
                              Revenue Refunding Bonds
                              (Reliant Energy, Incorporated Project)
                              Series 1999B, 5.20%
                              Due December 1, 2018
                              Unsecured

CenterPoint Energy            Gulf Coast Waste Disposal Authority                    12,100,000       12,100,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1992A, 6.375%
                              Due April 1, 2012
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Gulf Coast Waste Disposal Authority                    16,600,000       16,600,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1993, 4.90%
                              Due December 1, 2003
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Gulf Coast Waste Disposal Authority                    19,200,000       19,200,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Reliant Energy, Incorporated Project)


CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)







CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank






CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank






CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank






CenterPoint Energy                     0                     0                   0                      0       The Bank of New York
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)



                              Series 1999, 4.70%
                              Due January 1, 2011
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Matagorda County Navigation District Number One        56,095,000       56,095,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1992A, 6.70%
                              Due March 1, 2027
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Matagorda County Navigation District Number One        58,905,000       58,905,000
Houston Electric, LLC (1)     Collateralized Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1995, 5.80%
                              Due October 15, 2015
                              Secured by CEHE First Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy            Matagorda County Navigation District Number One        68,000,000       68,000,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Houston Lighting & Power Company Project)
                              Series 1997, 5.125%
                              Due November 1, 2028
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy, Inc.      Matagorda County Navigation District Number One        29,685,000       29,685,000
                              Revenue Refunding Bonds
                              (Houston Industries Incorporated Project)
                              Series 1998A, 5.25%
                              Due November 1, 2029
                              Unsecured

CenterPoint Energy, Inc.      Matagorda County Navigation District Number One        75,000,000       75,000,000
                              Revenue Refunding Bonds
                              (Houston Industries Incorporated Project)
                              Series 1998B, 5.15%
                              Due November 1, 2029
                              Unsecured

CenterPoint Energy            Matagorda County Navigation District Number One       100,000,000      100,000,000
Houston Electric, LLC (1)     Revenue Refunding Bonds
                              (Reliant Energy, Incorporated Project)
                              Series 1999A, 5.25%
                              Due June 1, 2026
                              Secured by CEHE General Mortgage Bonds
                              Obligor:  CNP
                              Not Assumed

CenterPoint Energy, Inc.      Matagorda County Navigation District Number One        70,315,000       70,315,000
                              Revenue Refunding Bonds
                              (Reliant Energy, Incorporated Project)
                              Series 1999B, 5.95%
                              Due May 1, 2030
                              Unsecured

CenterPoint Energy, Inc.      Matagorda County Navigation District Number One        75,000,000       75,000,000
                              Revenue Refunding Bonds
                              (Reliant Energy, Incorporated Project)
                              Series 1999C, 5.20%
                              Due May 1, 2029
                              Unsecured








CenterPoint Energy                     0                     0                   0                      0       The Bank of New York
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       Bank One, N.A.
Houston Electric, LLC (1)







CenterPoint Energy                     0                     0                   0                      0       Bank One, N.A.
Houston Electric, LLC (1)







CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank






CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank






CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC (1)







CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank






CenterPoint Energy, Inc.               0                     0                   0                      0       JPMorgan Chase Bank







CenterPoint Energy            First Mortgage Bonds                                  160,000,000      102,442,000
Houston Electric, LLC         9.15% Series
                              Due March 15, 2021
                              Secured

CenterPoint Energy            First Mortgage Bonds                                  100,000,000       62,275,000
Houston Electric, LLC         8-3/4% Series
                              Due March 1, 2022
                              Secured

CenterPoint Energy            First Mortgage Bonds                                  250,000,000      250,000,000
Houston Electric, LLC         7-3/4% Series
                              Due March 15, 2023
                              Secured

CenterPoint Energy            First Mortgage Bonds                                  200,000,000      200,000,000
Houston Electric, LLC         7-1/2% Series
                              Due July 1, 2023
                              Secured

Reliant Energy                Senior Notes                                          300,000,000      300,000,000
FinanceCo II LP               7.40%
                              Due November 15, 2002
                              Not secured by liens on property

CenterPoint Energy            Debentures, 8.90%                                     150,000,000      145,070,000
Resources Corp.               Due December 15, 2006
                              Unsecured

CenterPoint Energy            Convertible Subordinated                              130,000,000       79,421,750
Resources Corp.               Debentures, 6%
                              Due March 15, 2012 (with annual sinking fund)
                              Unsecured

CenterPoint Energy            Debentures, 6-1/2%                                    300,000,000      300,000,000
Resources Corp.               Due February 1, 2008
                              Unsecured

CenterPoint Energy            Term Enhanced ReMarketable                            500,000,000      500,000,000
Resources Corp.               Securities (TERMS), 6-3/8%
                              Due November 1, 2003
                              Unsecured

CenterPoint Energy            Notes, 8.125%                                         325,000,000      325,000,000
Resources Corp.               Due July 15, 2005
                              Unsecured

CenterPoint Energy            Notes, 7.75%                                          550,000,000      550,000,000
Resources Corp.               Due February 15, 2011
                              Unsecured

CenterPoint Energy            Transition Bonds                                      115,000,000      101,894,302
Transition Bond Company, LLC  Series 2001-1, Class A-1
                              Expected to mature serially 2002-2005
                              Secured by transition property

CenterPoint Energy            Transition Bonds                                      118,000,000      118,000,000
Transition Bond Company, LLC  Series 2001-1, Class A-2
                              Expected to mature serially 2005-2007
                              Secured by transition property

CenterPoint Energy            Transition Bonds                                      130,000,000      130,000,000
Transition Bond Company, LLC  Series 2001-1, Class A-3
                              Expected to mature serially 2007-2009
                              Secured by transition property


CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC



CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC



CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC



CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Houston Electric, LLC



Reliant Energy                         0                     0                   0                      0       JPMorgan Chase Bank
FinanceCo II LP



CenterPoint Energy                     0                     0                   0                      0       Citibank, N.A.
Resources Corp.


CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Resources Corp.



CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Resources Corp.


CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Resources Corp.



CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Resources Corp.


CenterPoint Energy                     0                     0                   0                      0       JPMorgan Chase Bank
Resources Corp.


CenterPoint Energy                     0                     0                   0                      0       Deutsche Bank Trust
Transition Bond Company, LLC                                                                                       Company Americas



CenterPoint Energy                     0                     0                   0                      0       Deutsche Bank Trust
Transition Bond Company, LLC                                                                                       Company Americas



CenterPoint Energy                     0                     0                   0                      0       Deutsche Bank Trust
Transition Bond Company, LLC                                                                                       Company Americas




CenterPoint Energy            Transition Bonds                                      385,897,000      385,897,000
Transition Bond Company, LLC  Series 2001-1, Class A-4
                              Expected to mature serially 2009-2013
                              Secured by transition property

NorAm Financing I             Convertible Trust Originated                          150,000,000          386,500
                              Preferred Securities
                              (Convertible TOPrS)
                              Due June 30, 2026

HL&P Capital Trust I          Trust Preferred Securities                            250,000,000      250,000,000
                              Series A
                              Due March 31, 2046

HL&P Capital Trust II         Capital Securities                                    100,000,000      100,000,000
                              Series B
                              Due February 1, 2037

REI Trust I                   Trust Originated                                      375,000,000      375,000,000
                              Preferred Securities
                              Series C
                              Due March 31, 2048

Texas Genco, LP               Kilman Note Payable                                     1,090,194          467,226

CenterPoint Energy, Inc.      Bank Facility                                       4,300,000,000    3,298,000,000(2)
                              Due October 10, 2002
                              Unsecured

CenterPoint Energy            Bank Facility                                         400,000,000      246,000,000(3)
Houston Electric, LLC         Due October 10, 2002
                              Unsecured

CenterPoint Energy            Bank Facility                                         350,000,000                0(4)
Resources Corp.               Due March 31, 2003
                              Unsecured

CenterPoint Energy            Receivables Facility, 1.80% at 9/30/02                150,000,000      106,160,000
Resources Corp.               Due October 31, 2002
                              Secured if not deemed a sale


CenterPoint Energy                     0                     0                   0                      0       Deutsche Bank Trust
Transition Bond Company, LLC                                                                                       Company Americas



NorAm Financing I                      0                     0                   0                      0       The Bank of New York




HL&P Capital Trust I                   0                     0                   0                      0       The Bank of New York



HL&P Capital Trust II                  0                     0                   0                      0       The Bank of New York



REI Trust I                            0                     0                   0                      0       The Bank of New York




Texas Genco, LP                        0                     0                   0                      0       NA

CenterPoint Energy, Inc.               0                     0                   0                      0       NA



CenterPoint Energy                     0                     0                   0                      0       NA
Houston Electric, LLC


CenterPoint Energy                     0                     0                   0                      0       NA
Resources Corp.


CenterPoint Energy                     0                     0                   0                      0       NA
Resources Corp.


         (1) Obligation of CenterPoint Energy, Inc. was formerly an obligation of Reliant Energy, Incorporated, an electric utility, and is collateralized by mortgage bonds of CenterPoint Energy Houston Electric, LLC

         (2) Amount reflects bank loans having a weighted average interest rate of 5.36%, but not commercial paper supported by the bank facility or letters of credit obtained under the bank facility

         (3) Amount reflects bank loans having a weighted average interest rate of 5.40%, but not commercial paper supported by the bank facility

         (4) No bank loans were outstanding under the facility, but facility was utilized in the form of letters of credit aggregating approximately $2.5 million

                                                                    SCHEDULE 8.2


                                                                                                           AMOUNT       ADDITIONAL
                                                                                    TITLE OF            AUTHORIZED BY     AMOUNT
                            NAME OF ISSUER                                           ISSUE                 CHARTER       UNISSUED
                            --------------                                          --------            -------------   ----------
CENTERPOINT ENERGY, INC.                                                           Com. Stock           1,000,000,000  700,581,095
                                                                                   Preferred              20,000,000
  CenterPoint Energy, Inc.                                                         Com. Stock                1,000
  UTILITY HOLDING, LLC                                                             Com. Shares               1,000
      CenterPoint Energy Houston Electric, LLC                                     Com. Shares               1,000
                                                                                Series A Preferred           3,160         3,160
      TEXAS GENCO HOLDINGS, INC.                                                    Com. Stock               1,000
           Texas Genco LP, LLC                                                     Com. Shares               1,000
           Texas Genco GP, LLC                                                     Com. Shares               1,000
               Texas Genco, LP                                                         N/A                    N/A           N/A
      CenterPoint Energy Resources Corp.                                            Com. Stock               1,000
               ALG Gas Supply Company                                               Com. Stock               1,000          999
               Allied Materials Corporation                                         Com. Stock               1,000
               Arkansas Louisiana Finance Corporation                               Com. Stock              100,000        50,000
               Arkla Industries Inc.                                                Com. Stock              60,000         30,000
               Arkla Products Company                                               Com. Stock               1,000
               Blue Jay Gas Company                                                 Com. Stock               1,000
               CenterPoint Energy Alternative Fuels, Inc.                           Com. Stock               1,000
               Entex Gas Marketing Company                                          Com. Stock             1,000,000      999,000
               CenterPoint Energy Gas Resources Corp.                               Com. Stock               1,000
               Entex NGV, Inc.                                                      Com. Stock               1,000
               Entex Oil & Gas Co.                                                  Com. Stock               1,000
               CenterPoint Energy - Illinois Gas Transmission Company               Com. Stock               1,000
               Industrial Gas Supply Corporation                                    Com. Stock               1,000
               Intex, Inc.                                                          Com. Stock               1,000
               Louisiana Unit Gas Transmission Company                              Com. Stock               1,000
               Minnesota Intrastate Pipeline Company                                Com. Stock               1,000
               CenterPoint Energy - Mississippi River Transmission                  Com. Stock               2,000         1,000
               Corporation
                        CenterPoint Energy MRT Holdings, Inc.                       Com. Stock               1,000

                                                                                    TITLE OF                      AMOUNT
                            NAME OF ISSUER                                           ISSUE                        ISSUED
                            --------------                                          --------                      ------
CENTERPOINT ENERGY, INC.                                                           Com. Stock                  299,418,905
                                                                                   Preferred                           -0-
  CenterPoint Energy, Inc.                                                         Com. Stock                        1,000
  UTILITY HOLDING, LLC                                                             Com. Shares                       1,000
      CenterPoint Energy Houston Electric, LLC                                     Com. Shares                       1,000
                                                                                Series A Preferred                     -0-
      TEXAS GENCO HOLDINGS, INC.                                                    Com. Stock                       1,000
           Texas Genco LP, LLC                                                     Com. Shares                       1,000
           Texas Genco GP, LLC                                                     Com. Shares                       1,000
               Texas Genco, LP                                                         N/A                             N/A
      CenterPoint Energy Resources Corp.                                            Com. Stock                       1,000
               ALG Gas Supply Company                                               Com. Stock                           1
               Allied Materials Corporation                                         Com. Stock                       1,000
               Arkansas Louisiana Finance Corporation                               Com. Stock                      50,000
               Arkla Industries Inc.                                                Com. Stock                      30,000
               Arkla Products Company                                               Com. Stock                       1,000
               Blue Jay Gas Company                                                 Com. Stock                       1,000
               CenterPoint Energy Alternative Fuels, Inc.                           Com. Stock                       1,000
               Entex Gas Marketing Company                                          Com. Stock                       1,000
               CenterPoint Energy Gas Resources Corp.                               Com. Stock                       1,000
               Entex NGV, Inc.                                                      Com. Stock                       1,000
               Entex Oil & Gas Co.                                                  Com. Stock                       1,000
               CenterPoint Energy - Illinois Gas Transmission Company               Com. Stock                       1,000
               Industrial Gas Supply Corporation                                    Com. Stock                       1,000
               Intex, Inc.                                                          Com. Stock                       1,000
               Louisiana Unit Gas Transmission Company                              Com. Stock                       1,000
               Minnesota Intrastate Pipeline Company                                Com. Stock                       1,000
               CenterPoint Energy - Mississippi River Transmission                  Com. Stock                       1,000
               Corporation
                        CenterPoint Energy MRT Holdings, Inc.                       Com. Stock                       1,000

                                                                                                           AMOUNT       ADDITIONAL
                                                                                    TITLE OF            AUTHORIZED BY     AMOUNT
                            NAME OF ISSUER                                           ISSUE                 CHARTER       UNISSUED
                            --------------                                          --------            -------------   ----------

                        CenterPoint Energy MRT Services Company                     Com. Stock               1,000
               CenterPoint Energy Gas Marketing Company                             Com. Stock               1,000
               National Furnace Company                                             Com. Stock               1,000
               NorAm Financing I                                                       N/A                    N/A
               NorAm Utility Services, Inc.                                         Com. Stock               1,000
               CenterPoint Energy Consumer Group, Inc.                              Com. Stock               1,000
               CenterPoint Energy Field Services, Inc.                              Com. Stock               1,000
                        CenterPoint Energy Field Services Holdings, Inc.            Com. Stock               1,000
                        CenterPoint Energy Gas Processing, Inc.                     Com. Stock               1,000
               Reliant Energy Funds Management, Inc.                                Com. Stock               1,000
               CenterPoint Energy Gas Transmission Company                          Com. Stock               1,000
               CenterPoint Energy Hub Services, Inc.                                Com. Stock               1,000
               CenterPoint Energy Intrastate Holdings, LLC                          Com. Stock               1,000
                        Pine Pipeline Acquisition Company, LLC                      Com. Stock               1,000
               CenterPoint Energy Pipeline Services, Inc.                           Com. Stock               1,000
                        CenterPoint Energy OQ, LLC                                  Com. Share               1,000
                                 OQ Partners (a general partnership)                   N/A                    N/A
               CenterPoint Energy Marketing, Inc.                                   Com. Stock               1,000
                        CenterPoint Energy Retail Interests, Inc.                   Com. Stock               1,000
               CenterPoint Energy Trading and Transportation Group, Inc.            Com. Stock               1,000
               Unit Gas Transmission Company                                        Com. Stock               1,000
               United Gas, Inc.                                                     Com. Stock               1,000
  HL&P Capital Trust I                                                                 N/A
  HL&P Capital Trust II                                                                N/A
  HL&P Receivables, Inc.                                                            Com. Stock               1,000
  Houston Industries Energy (UK), Inc                                               Com. Stock               1,000
  Houston Industries FinanceCo GP, LLC                                             Com. Shares               1,000
  Houston Industries FinanceCo LP                                                      N/A                    N/A
  NorAm Energy Corp.                                                                Com. Stock               1,000
  REI Trust I                                                                          N/A
  REI Trust II                                                                         N/A.
  Reliant Energy FinanceCo II GP, LLC                                              Com. Shares               1,000


                                                                                    TITLE OF                       AMOUNT
                            NAME OF ISSUER                                           ISSUE                         ISSUED
                            --------------                                          --------                       ------

                        CenterPoint Energy MRT Services Company                     Com. Stock                      1,000
               CenterPoint Energy Gas Marketing Company                             Com. Stock                      1,000
               National Furnace Company                                             Com. Stock                      1,000
               NorAm Financing I                                                       N/A                            N/A
               NorAm Utility Services, Inc.                                         Com. Stock                      1,000
               CenterPoint Energy Consumer Group, Inc.                              Com. Stock                      1,000
               CenterPoint Energy Field Services, Inc.                              Com. Stock                      1,000
                        CenterPoint Energy Field Services Holdings, Inc.            Com. Stock                      1,000
                        CenterPoint Energy Gas Processing, Inc.                     Com. Stock                      1,000
               Reliant Energy Funds Management, Inc.                                Com. Stock                      1,000
               CenterPoint Energy Gas Transmission Company                          Com. Stock                      1,000
               CenterPoint Energy Hub Services, Inc.                                Com. Stock                      1,000
               CenterPoint Energy Intrastate Holdings, LLC                          Com. Stock                      1,000
                        Pine Pipeline Acquisition Company, LLC                      Com. Stock                      1,000
               CenterPoint Energy Pipeline Services, Inc.                           Com. Stock                      1,000
                        CenterPoint Energy OQ, LLC                                  Com. Share                      1,000
                                 OQ Partners (a general partnership)                   N/A                            N/A
               CenterPoint Energy Marketing, Inc.                                   Com. Stock                      1,000
                        CenterPoint Energy Retail Interests, Inc.                   Com. Stock                      1,000
               CenterPoint Energy Trading and Transportation Group, Inc.            Com. Stock                      1,000
               Unit Gas Transmission Company                                        Com. Stock                      1,000
               United Gas, Inc.                                                     Com. Stock                      1,000
  HL&P Capital Trust I                                                                 N/A                            N/A
  HL&P Capital Trust II                                                                N/A                            N/A
  HL&P Receivables, Inc.                                                            Com. Stock                      1,000
  Houston Industries Energy (UK), Inc                                               Com. Stock                      1,000
  Houston Industries FinanceCo GP, LLC                                             Com. Shares                      1,000
  Houston Industries FinanceCo LP                                                      N/A                            N/A
  NorAm Energy Corp.                                                                Com. Stock                      1,000
  REI Trust I                                                                          N/A                            N/A
  REI Trust II                                                                         N/A.                           N/A
  Reliant Energy FinanceCo II GP, LLC                                              Com. Shares                      1,000

                                                                                                           AMOUNT       ADDITIONAL
                                                                                    TITLE OF            AUTHORIZED BY     AMOUNT
                            NAME OF ISSUER                                           ISSUE                 CHARTER       UNISSUED
                            --------------                                          --------            -------------   ----------

  Reliant Energy FinanceCo II LP                                                       N/A
  Reliant Energy FinanceCo III GP, LLC                                             Com. Shares               1,000
  Reliant Energy FinanceCo III LP                                                      N/A
  Reliant Energy FinanceCo IV GP, LLC                                              Com. Shares               1,000
  Reliant Energy FinanceCo IV LP                                                       N/A
  Reliant Energy Investment Management, Inc.                                        Com. Stock               1,000
  CenterPoint Energy Power Systems, Inc.                                            Com. Stock               1,000
  CenterPoint Energy Products, Inc.                                                 Com. Stock               1,000
  CenterPoint Energy Properties, Inc.                                               Com. Stock               1,000
  CenterPoint Energy Tegco, Inc.                                                    Com. Stock               1,000
  CenterPoint Energy Management Services, Inc.                                      Com. Stock               1,000
      Reliant Energy Thermal Systems (Delaware), Inc.                               Com. Stock               1,000
           Northwind Houston L.P.                                                      N/A                    N/A
      CenterPoint Energy District Cooling, LLC
  CenterPoint Energy Transition Bond Company, LLC                                   Com. Stock               1,000
  Reliant Energy Water, Inc.                                                        Com. Stock               1,000
  Utility Rail Services, Inc.                                                       Com. Stock               1,000
      UFI Services, Inc.                                                            Com. Stock               1,000
  CENTERPOINT ENERGY INTERNATIONAL, INC.                                            Com. Stock               1,000
      HI Energy Holdings I B.V.*                                                    Com. Stock                200
      Reliant Energy Brazil Ltd.*                                                   Com. Stock              50,000
               HIE Brasil Rio Sul Ltda.*
               Reliant Energy International Brasil Ltda. *
      Reliant Energy Brasil, Ltda. *                                                Com. Stock              200,001
      Reliant Energy Brazil Tiete Ltd.*                                             Com. Stock               1,000
      Reliant Energy Brazil Ventures Ltd.*                                          Com. Stock              50,000
      Reliant Energy Colombia Ltda. *                                               Com. Stock             3,000.000
      Reliant Energy Holdings Ltd.*                                                 Com. Stock              50,000
      CenterPoint Energy International II, Inc.                                     Com. Stock               1,000
               HIE Ford Heights, Inc.                                               Com. Stock               1,000
               HIE Fulton, Inc.                                                     Com. Stock               1,000
               Reliant Energy India, Inc.                                           Com. Stock             1,000,000


                                                                                    TITLE OF                      AMOUNT
                            NAME OF ISSUER                                           ISSUE                        ISSUED
                            --------------                                          --------                      ------

  Reliant Energy FinanceCo II LP                                                       N/A                           N/A
  Reliant Energy FinanceCo III GP, LLC                                             Com. Shares                     1,000
  Reliant Energy FinanceCo III LP                                                      N/A                           N/A
  Reliant Energy FinanceCo IV GP, LLC                                              Com. Shares                     1,000
  Reliant Energy FinanceCo IV LP                                                       N/A                           N/A
  Reliant Energy Investment Management, Inc.                                        Com. Stock                     1,000
  CenterPoint Energy Power Systems, Inc.                                            Com. Stock                     1,000
  CenterPoint Energy Products, Inc.                                                 Com. Stock                     1,000
  CenterPoint Energy Properties, Inc.                                               Com. Stock                     1,000
  CenterPoint Energy Tegco, Inc.                                                    Com. Stock                     1,000
  CenterPoint Energy Management Services, Inc.                                      Com. Stock                     1,000
      Reliant Energy Thermal Systems (Delaware), Inc.                               Com. Stock                     1,000
           Northwind Houston L.P.                                                      N/A                           N/A
      CenterPoint Energy District Cooling, LLC
  CenterPoint Energy Transition Bond Company, LLC                                   Com. Stock                     1,000
  Reliant Energy Water, Inc.                                                        Com. Stock                     1,000
  Utility Rail Services, Inc.                                                       Com. Stock                     1,000
      UFI Services, Inc.                                                            Com. Stock                     1,000
  CENTERPOINT ENERGY INTERNATIONAL, INC.                                            Com. Stock                     1,000
      HI Energy Holdings I B.V.*                                                    Com. Stock                        40
      Reliant Energy Brazil Ltd.*                                                   Com. Stock                         2
               HIE Brasil Rio Sul Ltda.*
               Reliant Energy International Brasil Ltda. *
      Reliant Energy Brasil, Ltda. *                                                Com. Stock                         0
      Reliant Energy Brazil Tiete Ltd.*                                             Com. Stock                     1,000
      Reliant Energy Brazil Ventures Ltd.*                                          Com. Stock                         2
      Reliant Energy Colombia Ltda. *                                               Com. Stock                     3,000
      Reliant Energy Holdings Ltd.*                                                 Com. Stock                         2
      CenterPoint Energy International II, Inc.                                     Com. Stock                     1,000
               HIE Ford Heights, Inc.                                               Com. Stock                     1,000
               HIE Fulton, Inc.                                                     Com. Stock                     1,000
               Reliant Energy India, Inc.                                           Com. Stock                         2

                                                                                                           AMOUNT       ADDITIONAL
                                                                                    TITLE OF            AUTHORIZED BY     AMOUNT
                            NAME OF ISSUER                                           ISSUE                 CHARTER       UNISSUED
                            --------------                                          --------            -------------   ----------

                        Reliant Energy Rain, Inc.                                   Com. Stock             1,000,000
                                 Rain Calcining Limited **
      CenterPoint Energy International Holdings, LLC**                              Com. Share               1,000
               Reliant Energy El Salvador, S.A. de C.V. **                          Com. Stock               3,000
      CenterPoint Energy International Services, Inc.*                              Com. Stock               1,000
      CenterPoint Energy Light, Inc.                                                Com. Stock               1,000
               Reliant Energy Cayman Holdings Ltd.                                  Com. Stock              50,000
                        Reliant Energy Argentina S.A.                                 Stock                 12,000
                   Reliant Energy Argener S.A. **                                     Stock               62,963,979
                   Reliant Energy Opco S.A.                                           Stock                 212,000
                        Reliant Energy Argentine Holdings Ltd.                      Com. Stock              50,000
               Reliant Energy Cayman Investments Ltd.*                              Com. Stock              50,000
                        Reliant Energy Cayman Ltd.*                                 Com. Stock              50,000
                        Reliant Energy Cayman Acquisitions Ltd.*                    Com. Stock              50,000
      Reliant Energy Outsource Ltd.**                                               Com. Stock              50,000
               Venus Generation El Salvador *                                       Com. Stock              100,000
      Reliant Energy Salvador Holding Company Ltd.*                                 Com. Stock              50,000
      Reliant Energy Santiago del Estero, S.A.                                      Com. Stock              12,000
           Empresa Distribuidora de Electricidad de Santiago del Estero
           S.A.**                                                                     Stock               17,406,444
      Worldwide Electric Holdings B.V.*                                               Stock                   200


                                                                                    TITLE OF                      AMOUNT
                            NAME OF ISSUER                                           ISSUE                        ISSUED
                            --------------                                          --------                      ------

                        Reliant Energy Rain, Inc.                                   Com. Stock                         2
                                 Rain Calcining Limited **
      CenterPoint Energy International Holdings, LLC**                              Com. Share                     1,000
               Reliant Energy El Salvador, S.A. de C.V. **                          Com. Stock                     3,000
      CenterPoint Energy International Services, Inc.*                              Com. Stock                     1,000
      CenterPoint Energy Light, Inc.                                                Com. Stock                     1,000
               Reliant Energy Cayman Holdings Ltd.                                  Com. Stock                        17
                        Reliant Energy Argentina S.A.                                 Stock                       12,000
                   Reliant Energy Argener S.A. **                                     Stock                  62,963,979,
                   Reliant Energy Opco S.A.                                           Stock                      212,000
                        Reliant Energy Argentine Holdings Ltd.                      Com. Stock                       200
               Reliant Energy Cayman Investments Ltd.*                              Com. Stock                         2
                        Reliant Energy Cayman Ltd.*                                 Com. Stock                         2
                        Reliant Energy Cayman Acquisitions Ltd.*                    Com. Stock                       200
      Reliant Energy Outsource Ltd.**                                               Com. Stock                         2
               Venus Generation El Salvador *                                       Com. Stock                         2
      Reliant Energy Salvador Holding Company Ltd.*                                 Com. Stock                         2
      Reliant Energy Santiago del Estero, S.A.                                      Com. Stock                    12,000
           Empresa Distribuidora de Electricidad de Santiago del Estero
           S.A.**                                                                     Stock                   17,406,444
      Worldwide Electric Holdings B.V.*                                               Stock                           40

*  Entity is in the process of being dissolved.
** Investment is in the process of being divested.

                                                                    SCHEDULE 8.3


OTHER SECURITIES
(as of September 30, 2002)




CenterPoint Energy Resources Corp.'s (CERC Corp.) $500 million aggregate principal amount of 6 3/8% Term Enhanced ReMarketable Securities (TERM Notes) provide an investment bank with a call option, which gives it the right to have the TERM Notes redeemed from the investors on November 1, 2003 and then remarketed if it chooses to exercise the option. The TERM Notes are unsecured obligations of CERC Corp. which bear interest at an annual rate of 6 3/8% to November 1, 2003. On November 1, 2003, the holders of the TERM Notes are required to tender their notes at 100% of their principal amount. If the option is not exercised by the investment bank, CERC Corp. will repurchase the TERM Notes at 100% of their principal amount on November 1, 2003. If the option is exercised, the TERM Notes will be remarketed on a date, selected by CERC Corp., within the 52-week period beginning November 1, 2003. During this period and prior to remarketing, the TERM Notes will bear interest at rates, adjusted weekly, based on an index selected by CERC Corp. If the TERM Notes are remarketed, the final maturity date of the TERM Notes will be November 1, 2013, subject to adjustment, and the effective interest rate on the remarketed TERM Notes will be 5.66% plus CERC Corp.'s applicable credit spread at the time of such remarketing.

On September 21, 1999, 17.2 million 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (ZENS) having an original principal amount of $1.0 billion were issued. At maturity the holders of the ZENS will receive in cash the higher of the original principal amount of the ZENS (subject to adjustment) or an amount based on the then-current market value of AOL Time Warner Common Stock, or other securities distributed with respect to AOL Time Warner Common Stock (1.5 shares of AOL Time Warner Common Stock and such other securities, if any, are referred to as reference shares). Each ZENS has an original principal amount of $58.25, and is exchangeable at any time at the option of the holder for cash equal to 95% (100% in some cases) of the market value of the reference shares attributable to one ZENS. CenterPoint Energy, Inc. pays interest quarterly on each ZENS at an annual rate of 2% plus the amount of any quarterly cash dividends paid in respect of the reference shares attributable to each ZENS. Upon adoption of SFAS No. 133 effective January 1, 2001, the ZENS obligation was bifurcated into a debt component and a derivative component (the holder's option to receive the appreciated value of AOL Time Warner Common Stock at maturity).

                                                                    SCHEDULE 8.4

                        AMOUNTS OF CLASSES OF SECURITIES
                     OF REGISTRANT AND SUBSIDIARY COMPANIES
                  WHICH ARE AUTHORIZED BUT UNISSUED/UNUTILIZED


                                                                                  AUTHORIZED BUT UNISSUED
ISSUED                                              SECURITY / AGREEMENT                 AT 9/30/02
------                                              --------------------          -----------------------
CenterPoint Energy, Inc.                            Common Stock                     695,664,543 shares
CenterPoint Energy Resources Corp.                  Credit Agreement                    $850 million
CenterPoint Energy, Inc.                            Debt Securities                    $2,500 million
CenterPoint Energy Resources Corp.                  Debt Securities                      $50 million
CenterPoint Energy Resources Corp.                  Receivables                         $350 million

                                                                    SCHEDULE 9.1


                              NAME OF ISSUER                        TITLE OF            SHARES     PAR OR STATED        COST OF
                                                                     ISSUE              ISSUED         VALUE        ORIGINAL ISSUE
                                                              ---------------------  ------------  --------------  ----------------
CENTERPOINT ENERGY, INC.                                           Com. Stock         299,418,905           $0.01  Publicly Held
                                                                   Preferred                  -0-           $0.01
     CenterPoint Energy, Inc.                                      Com. Stock               1,000           $1.00           $1,000
     UTILITY HOLDING, LLC                                         Com. Shares               1,000             N/A           $1,000
         CenterPoint Energy Houston Electric, LLC                 Com. Shares               1,000             N/A        Converted
                                                                                                                          from REI
                                                                   Series A
                                                                   Preferred                  -0-             N/A
         TEXAS GENCO HOLDINGS, INC.                                Com. Stock               1,000           $1.00           $1,000
              Texas Genco LP, LLC                                 Com. Shares               1,000             N/A           $1,000
              Texas Genco GP, LLC                                 Com. Shares               1,000             N/A           $1,000
                  Texas Genco, LP                                     N/A                     N/A             N/A              -0-
         CenterPoint Energy Resources Corp.                        Com. Stock               1,000           $0.01           $10.00
                  ALG Gas Supply Company                           Com. Stock                   1          $1,000           $1,000
                  Allied Materials Corporation                     Com. Stock               1,000           $1.00           $1,000
                  Arkansas Louisiana Finance Corporation           Com. Stock              50,000           $5.00         $250,000
                  Arkla Industries Inc.                            Com. Stock              30,000            $100       $3,000,000
                  Arkla Products Company                           Com. Stock               1,000           $1.00           $1,000
                  Blue Jay Gas Company                             Com. Stock               1,000           $1.00           $1,000
                  CenterPoint Energy Alternative Fuels, Inc.       Com. Stock               1,000           $1.00           $1,000
                  CenterPoint Energy Gas Resources Corp.           Com. Stock               1,000           $1.00           $1,000
                  Entex NGV, Inc.                                  Com. Stock               1,000           $1.00           $1,000
                  Entex Oil & Gas Co.                              Com. Stock               1,000           $1.00           $1,000
                  CenterPoint Energy - Illinois Gas
                     Transmission Company                          Com. Stock               1,000           $1.00           $1,000
                  Industrial Gas Supply Corporation                Com. Stock               1,000           $1.00           $1,000
                  Intex, Inc.                                      Com. Stock               1,000           $1.00           $1,000
                  Louisiana Unit Gas Transmission Company          Com. Stock               1,000           $1.00           $1,000
                  Minnesota Intrastate Pipeline Company            Com. Stock               1,000           $1.00           $1,000

                                                                    SCHEDULE 9.1


                              NAME OF ISSUER                        TITLE OF            SHARES     PAR OR STATED        COST OF
                                                                     ISSUE              ISSUED         VALUE        ORIGINAL ISSUE
                                                              ---------------------  ------------  --------------  ----------------
         CenterPoint Energy - Mississippi River
         Transmission Corporation                                   Com. Stock           1,000      No Par Value           $1,000
             CenterPoint Energy MRT Holdings, Inc.                  Com. Stock           1,000             $1.00           $1,000
             CenterPoint Energy MRT Services Company                Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Gas Marketing Company                   Com. Stock           1,000             $1.00           $1,000
         National Furnace Company                                   Com. Stock           1,000             $1.00           $1,000
         NorAm Financing I                                             N/A               N/A
         NorAm Utility Services, Inc.                               Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Consumer Group, Inc.                    Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Field Services, Inc.                    Com. Stock           1,000             $1.00           $1,000
             CenterPoint Energy Field Services Holdings, Inc.       Com. Stock           1,000             $1.00           $1,000
             CenterPoint Energy Gas Processing, Inc.                Com. Stock           1,000             $1.00           $1,000
         Reliant Energy Funds Management, Inc.                      Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Gas Transmission Company                Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Hub Services, Inc.                      Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Intrastate Holdings, LLC                Com. Stock           1,000               N/A           $1,000
             Pine Pipeline Acquisition Company, LLC                 Com. Stock           1,000               N/A       $2,150,000
         CenterPoint Energy Pipeline Services, Inc.                 Com. Stock           1,000             $1.00           $1,000
             CenterPoint Energy OQ, LLC                             Com. Share           1,000               N/A           $1,000
                  OQ Partners (a general partnership)                  N/A               N/A
         CenterPoint Energy Marketing, Inc.                         Com. Stock           1,000             $1.00           $1,000
             CenterPoint Energy Retail Interests, Inc.              Com. Stock           1,000             $1.00           $1,000
         CenterPoint Energy Trading and Transportation Group, Inc.  Com. Stock           1,000             $1.00           $1,000
         Unit Gas Transmission Company                              Com. Stock           1,000             $1.00           $1,000
         United Gas, Inc.                                           Com. Stock           1,000             $1.00           $1,000
HL&P Capital Trust I                                                   N/A
HL&P Capital Trust II                                                  N/A
HL&P Receivables, Inc.                                              Com. Stock           1,000             $1.00           $1,000
Houston Industries Energy (UK), Inc                                 Com. Stock           1,000
Houston Industries FinanceCo GP, LLC                                Com. Shares          1,000               N/A         $100,000

                                                                    SCHEDULE 9.1


                              NAME OF ISSUER                     TITLE OF            SHARES     PAR OR STATED        COST OF
                                                                  ISSUE              ISSUED         VALUE        ORIGINAL ISSUE
                                                           ---------------------  ------------  --------------  ----------------
Houston Industries FinanceCo LP                                    N/A                   N/A               N/A      $10,000,000
NorAm Energy Corp.                                              Com. Stock             1,000
REI Trust I                                                        N/A                   N/A
REI Trust II                                                       N/A.                  N/A
Reliant Energy FinanceCo II GP, LLC                            Com. Shares             1,000               N/A           $1,000
Reliant Energy FinanceCo II LP                                     N/A                   N/A               N/A           $1,000
Reliant Energy FinanceCo III GP, LLC                           Com. Shares             1,000               N/A           $1,000
Reliant Energy FinanceCo III LP                                    N/A                   N/A               N/A           $1,000
Reliant Energy FinanceCo IV GP, LLC                            Com. Shares             1,000               N/A           $1,000
Reliant Energy FinanceCo IV LP                                     N/A                   N/A               N/A           $1,000
Reliant Energy Investment Management, Inc.                      Com. Stock             1,000             $1.00           $1,000
CenterPoint Energy Power Systems, Inc.                          Com. Stock             1,000             $1.00           $1,000
CenterPoint Energy Products, Inc.                               Com. Stock             1,000             $1.00           $1,000
CenterPoint Energy Properties, Inc.                             Com. Stock             1,000             $1.00           $1,000
CenterPoint Energy Tegco, Inc.                                  Com. Stock             1,000             $1.00           $1,000
CenterPoint Energy Management Services, Inc.                    Com. Stock             1,000             $1.00           $1,000
    Reliant Energy Thermal Systems (Delaware), Inc.             Com. Stock             1,000             $1.00           $1,000
         Northwind Houston L.P.                                    N/A                   N/A               N/A         $225,000
    CenterPoint Energy District Cooling, LLC                       N/A                   N/A               N/A          $10,000
CenterPoint Energy Transition Bond Company, LLC                 Com. Stock             1,000             $1.00           $1,000
Reliant Energy Water, Inc.                                      Com. Stock             1,000             $1.00           $1,000
Utility Rail Services, Inc.                                     Com. Stock             1,000             $1.00           $1,000
    UFI Services, Inc.                                          Com. Stock             1,000             $1.00           $1,000
CENTERPOINT ENERGY INTERNATIONAL, INC.                          Com. Stock             1,000             $1.00           $1,000
    CenterPoint Energy International II, Inc.                   Com. Stock             1,000             $0.01           $10.00
             HIE Ford Heights, Inc.                             Com. Stock             1,000             $1.00           $1,000
             HIE Fulton, Inc.                                   Com. Stock             1,000             $1.00           $1,000
    CenterPoint Energy International Holdings, LLC**            Com. Share             1,000               N/A           $1,000
    CenterPoint Energy International Services, Inc.*            Com. Stock             1,000             $1.00           $1,000
    CenterPoint Energy Light, Inc.                              Com. Stock             1,000             $1.00           $1,000

* Entity is in the process of being dissolved.
**Investment is in the process of being divested.

                                                                   SCHEDULE 10.1


                INVESTOR                         INVESTEE            TYPE          QUANTITY        COST (X1,000)
                --------                         --------            ----          --------        -------------
CenterPoint Energy Houston Electric, LLC   Pantellos Corporation    Common           191,950               1,920
Reliant Energy Investment Management          AOL-Time Warner       Common        21,640,246             253,191




Pantellos "cost" (last column) is based on the original investment at $10 per share.

AOL-TW "cost" (last column) is per the CNP 10-Q and is based on the closing AOL-TW price as of September 30, 2002.

                                                                   SCHEDULE 11.1

INDEBTEDNESS OF SYSTEM COMPANIES


(a) Debts owed to associate companies as of September 30, 2002

Name of Debtor                   Name of Creditor                             Amount Owed    Rate of Interest    Date of Maturity
--------------                   ----------------                             -----------    ----------------    ----------------
CenterPoint Energy, Inc.         CenterPoint Energy                         $  750,000,000   Prime               On demand
                                 Houston Electric, LLC

CenterPoint Energy               CenterPoint Energy, Inc.                   $1,086,500,000    5.90%              January 1, 2028
Houston Electric, LLC

CenterPoint Energy               CenterPoint Energy, Inc.                   $  546,500,000   Prime               Serially
Houston Electric, LLC

CenterPoint Energy               CenterPoint Energy, Inc.                   $  350,000,000   Prime               On demand
Resources Corp.

CenterPoint Energy
 Thermal Systems, Inc.           CenterPoint Energy International, Inc.     $    9,803,751   Prime               On demand

CenterPoint Energy, Inc.         HL&P Capital Trust I                       $  257,732,000   8.125%              March 31, 2046

CenterPoint Energy, Inc.         HL&P Capital Trust II                      $  103,093,000   8.257%              February 1, 2037

CenterPoint Energy, Inc.         REI Trust I                                $  386,598,000    7.20%              March 31, 2048

CenterPoint Energy, Inc.         Reliant Energy Investment Management, LLC  $   45,234,915   None                On demand

Texas Genco, LP                  CenterPoint Energy, Inc.                   $   56,178,567   Variable            On demand
                                 Reliant Energy FinanceCo II LP             $    3,141,225   Variable            On demand
                                 Centerpoint Energy Funding Company         $    3,648,548   Variable            On demand
                                 Centerpoint Energy International, Inc.     $    3,329,830   Variable            On demand
                                 Centerpoint Energy Products, Inc.          $      149,810   Variable            On demand
                                 Centerpoint Energy Resources Corp.         $    5,798,404   Variable            On demand
                                 Centerpoint Energy Properties, Inc.        $    2,042,423   Variable            On demand

CenterPoint Energy Thermal
 Systems, Inc.                   CenterPoint Energy, Inc.                   $   37,937,358   Variable            On demand
                                 Reliant Energy FinanceCo II LP             $    2,121,268   Variable            On demand
                                 Centerpoint Energy Funding Company         $    2,463,863   Variable            On demand
                                 Centerpoint Energy International, Inc.     $    2,248,632   Variable            On demand
                                 Centerpoint Energy Products, Inc.          $      101,166   Variable            On demand
                                 Centerpoint Energy Resources Corp.         $    3,915,659   Variable            On demand
                                 Centerpoint Energy Properties, Inc.        $    1,379,247   Variable            On demand

Reliant Energy FinanceCo II
 GP, LLC                         CenterPoint Energy Inc.                    $        9,074   Variable            On demand

CenterPoint Energy, Inc.         Reliant Energy Tegco, Inc.                 $      124,038   None                On demand

CenterPoint Energy, Inc.         Reliant Energy Power Systems Inc.          $       61,793   None                On demand

                                                                   SCHEDULE 12.1


 CENTERPOINT ENERGY, INC.
 LEASES WITH ANNUAL PAYMENTS EXCEEDING $50,000

                                                                                                                     Total Annual
Lessee                         Lessor                                   Description of Lease                        Lease Payments
------                         ------                                   --------------------                        --------------
Texas Genco                    HNG Dayton Storage                       North Dayton Salt Dome                      $  9,069,216
Texas Genco                    GE Capital                               Long-term capital lease; 324 rotary
                                                                            steel coal gondolas                        7,520,040
Texas Genco                    First Union Rail                         Long-term capital lease; 316 rotary
                                                                            steel coal gondolas                        7,333,560
Texas Genco                    Residco                                  Long-term capital lease; 411 rotary
                                                                            steel coal gondolas                       10,724,160
Texas Genco                    CIT Group                                Short-term capital lease; 524 rotary
                                                                            aluminum coal gondolas                    27,792,024
Texas Genco                    Benetech, Inc.                           Lease/purchas of dust suppression
                                                                            system for coal handling system            1,406,880
CenterPoint Energy Arkla       Computer Sales International             PC Laptop Equipment                            1,109,600
CenterPoint Energy Arkla       Computer Sales International             Arkla Call Center (includes furniture,
                                                                            phones, PC Equipment)                        292,350
CenterPoint Energy Arkla       Computer Sales International             Monthly Phone Lease                              103,309
CenterPoint Energy Arkla       Comdisco, Inc.                           Motorola Equipment                               164,038
CenterPoint Energy Arkla       FL Building Corporation                  Little Rock Office Space                         307,211
CenterPoint Energy C&I         S&L Properties Management, LLC           Office Space                                     246,209
CenterPoint Energy Entex       Computer Sales International             PC Desktop Equipment                             443,393
CenterPoint Energy Entex       Computer Sales International             PC Laptop Equipment                              115,188
CenterPoint Energy Entex       Computer Sales International             Itron and Telecom Equipment                       75,180
CenterPoint Energy Entex       Evangeline Life Ins                      Crowley Office Lease                              82,836
CenterPoint Energy Entex       Evangeline Life Ins                      Jennings Office Lease                             62,196
CenterPoint Energy Entex       Evangeline Life Ins                      New Iberia Office Lease                          293,871
CenterPoint Energy Entex       Shearman Corp                            Lake Charles Office Lease                        317,628
CenterPoint Energy Entex       AEW/McCord LLP                           Leased Space at Travis Tower                   1,169,819
CenterPoint Energy Entex       Republic Parking System/AEW McCord LLP   Parking at Travis Twr Garage                      87,647
CenterPoint Energy Entex       Greater Texas Equities, LTD              Lease for Entex Service Center Buildings       1,509,550
CenterPoint Energy Entex       Missoram & Missntex, LLC Andrew Shapiro  Gulfport Office Space                            168,195
CenterPoint Energy Entex       Missoram & Missntex, LLC Andrew Shapiro  Laurel Office Space                               52,692
CenterPoint Energy Entex       Missoram & Missntex, LLC Andrew Shapiro  Pearl Office Space                                66,168
CenterPoint Energy Entex       Underwood Investment Co                  Brandon Office Space                              85,699
CenterPoint Energy Entex       John Clark Hudson Jr                     Oxford Office Space                               64,800
CenterPoint Energy Entex       Hugh Kelly Dabbs                         Ridgeland Office Space                           118,200
CenterPoint Energy Entex       Greater Texas Equities                   Laredo Office & Service Center                   138,000
CenterPoint Energy Entex       Greater Texas Equities                    New Braunfels Office & Service Center            69,600
CenterPoint Energy Entex       Quintan Chamness                         Tyler Customer Service Office                    118,680
CenterPoint Energy Entex       Mark D. Merrill                          Beaumont Customer Service Office                 201,000
CenterPoint Energy Minnegasco  Equity Management                        La Salle Plaza (Minnegasco Headquarters)       1,149,303
CenterPoint Energy Minnegasco  Woodpark Crossing LLC                    Fireplace Store                                   55,130
CenterPoint Energy Minnegasco  Ridgedale Plaza Ltd. Partners            Fireplace Store                                   57,500
CenterPoint Energy Minnegasco  H P Financial Services                   Personal Computers                               788,361
CenterPoint Energy Resources
   Corp                        CBL Capital Corporation                  Vehicles and PC's                                430,000
CenterPoint Energy Electric    AEW/McCord, LLP                          Leased space at Travis Tower                   4,102,183
CenterPoint Energy Electric    AEW/McCord LLP                           Parking at Travis Twr Garage                     258,879
CenterPoint Energy Electric    CNP Properties                           Operational Costs of Travis Tower                190,680
CenterPoint Energy Electric    CNP Properties                           Leased space at 1111 Louisiana                 2,103,540
CenterPoint Energy Electric    CNP Properties                           Leased space at ECDC Bldg                      3,447,708
                                                                                                                    ------------
                                                                                                                    $ 83,892,223
                                                                                                                    ============

                                                                   SCHEDULE 13.1

SECURITIES SOLD

                                                                              PROCEEDS RECEIVED    APPROXIMATE
                                                             AMOUNT ISSUED    BY ISSUER PER $100   EXPENSES OF
OBLIGOR                        TITLE OF ISSUE                OR SOLD ($000)   (BEFORE EXPENSES)    ISSUE PER $100(1)
-------                        --------------                --------------   ------------------   -----------------
1997 (OCTOBER - DECEMBER)
CenterPoint Energy, Inc.       Common Stock                           1,273             100.000%          Unknown

1998
CenterPoint Energy, Inc.       Revenue Refunding Bonds              100,000              99.425%            1.027%
                               Brazos River Authority
                               Series 1998A, 5.125%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               90,000              99.425%            1.071%
                               Brazos River Authority
                               Series 1998B, 5.125%

CenterPoint Energy, Inc.       Revenue Refunding Bonds              100,000              99.425%            0.998%
                               Brazos River Authority
                               Series 1998C, 5.125%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               29,685              99.425%            2.590%
                               Matagorda County Navigation
                               District Number One
                               Series 1998A, 5.25%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               75,000              99.425%            2.718%
                               Matagorda County Navigation
                               District Number One
                               Series 1998B, 5.15%

CenterPoint Energy             Debentures, 6-1/2%                   300,000              99.186%            0.451%
Resources Corp.



CenterPoint Energy, Inc.       Revenue Refunding Bonds               68,700              99.550%            1.280%
                               Brazos River Authority
                               Series 1998D, 4.90%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               50,000              99.571%            1.777%
                               Brazos River Authority
                               Series 1997, 5.05%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               68,000              99.571%            2.397%
                               Matagorda County Navigation
                               District Number One
                               Series 1997, 5.125%

CenterPoint Energy             Term Enhanced ReMarketable           500,000              99.192%            0.242%
Resources Corp.                Securities (TERMS), 6-3/8%




                               NAME OF PRINCIPAL                       UNDERWRITERS
                               UNDERWRITERS OR                         INITIAL OFFERING
OBLIGOR                        PURCHASERS                              PRICE
-------                        -----------------                       ----------------
1997 (OCTOBER - DECEMBER)
CenterPoint Energy, Inc.       Not Applicable                          Not Applicable

1998
CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               Merrill Lynch & Co.


CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               Merrill Lynch & Co.


CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               Merrill Lynch & Co.


CenterPoint Energy, Inc.       J.P. Morgan & Co.                             100.000%
                               Salomon Smith Barney



CenterPoint Energy, Inc.       J.P. Morgan & Co.                             100.000%
                               Salomon Smith Barney



CenterPoint Energy             Merrill Lynch & Co.                            99.836%
Resources Corp.                Credit Suisse First Boston
                               NationsBanc Montgomery Securities LLC
                               Salomon Smith Barney

CenterPoint Energy, Inc.       J.P. Morgan & Co.                             100.000%



CenterPoint Energy, Inc.       Salomon Smith Barney                          100.000%



CenterPoint Energy, Inc.       J.P. Morgan & Co.                             100.000%




CenterPoint Energy             Credit Suisse First Boston                     99.792%
Resources Corp.                Chase Securities Inc.
                               Goldman, Sachs & Co.
                               Merrill Lynch & Co.
                               NationsBanc Montgomery Securities LLC

                                                                              PROCEEDS RECEIVED    APPROXIMATE
                                                             AMOUNT ISSUED    BY ISSUER PER $100   EXPENSES OF
OBLIGOR                        TITLE OF ISSUE                OR SOLD ($000)   (BEFORE EXPENSES)    ISSUE PER $100(1)
-------                        --------------                --------------   ------------------   -----------------
CenterPoint Energy, Inc.       Common Stock                           4,542             100.000%          Unknown


1999
REI Trust I                    Preferred Securities, 7.20%          375,000              96.850%            0.096%







CenterPoint Energy, Inc.       Revenue Refunding Bonds              100,000              99.450%            0.284%
                               Brazos River Authority
                               Series 1999A, 5.125%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               19,200              99.500%            2.302%
                               Gulf Coast Waste Disposal
                               Authority
                               Series 1999, 4.70%

CenterPoint Energy, Inc.       Revenue Refunding Bonds              100,000              99.500%            2.485%
                               Matagorda County Navigation
                               District Number One
                               Series 1999A, 5.25%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               70,315              99.450%            1.184%
                               Matagorda County Navigation
                               District Number One
                               Series 1999B, 5.95%

CenterPoint Energy, Inc.       2.0% Zero Premium                  1,000,000               98.00%            0.054%
                               Exchangeable Subordinated
                               Notes (ZENS)

CenterPoint Energy, Inc.       Revenue Refunding Bonds              100,000              99.550%            0.306%
                               Brazos River Authority
                               Series 1999B, 5.20%

CenterPoint Energy, Inc.       Revenue Refunding Bonds               75,000              99.550%            1.146%
                               Matagorda County Navigation
                               District Number One
                               Series 1999C, 5.20%

Reliant Energy                 Senior Notes, 7.40%                  300,000              99.455%            0.067%
FinanceCo II LP


Reliant Energy                 Floating Rate Notes                  225,000              99.775%            0.038%
FinanceCo II LP


                               NAME OF PRINCIPAL                       UNDERWRITERS
                               UNDERWRITERS OR                         INITIAL OFFERING
OBLIGOR                        PURCHASERS                              PRICE
-------                        -----------------                       ----------------
CenterPoint Energy, Inc.       Not Applicable                          Not Applicable


1999
REI Trust I                    Merrill Lynch & Co.                           100.000%
                               A.G. Edwards & Sons, Inc.
                               Goldman, Sachs & Co.
                               NationsBanc Montgomery Securities LLC
                               PaineWebber Incorporated
                               Prudential Securities
                               Salomon Smith Barney

CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               Salomon Smith Barney


CenterPoint Energy, Inc.       Salomon Smith Barney                          100.000%




CenterPoint Energy, Inc.       J.P. Morgan & Co.                             100.000%
                               Banc One Capital Markets, Inc.
                               NationsBanc Montgomery Securities LLC


CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               Banc of America Securities LLC
                               BNY Capital Markets, Inc.


CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               Merrill Lynch & Co.
                               Salomon Smith Barney

CenterPoint Energy, Inc.       Goldman, Sachs & Co.                          100.000%
                               J.P. Morgan & Co.


CenterPoint Energy, Inc.       Salomon Smith Barney                          100.000%
                               Banc of America Securities LLC
                               BNY Capital Markets, Inc.


Reliant Energy                 Chase Securities Inc.                          99.880%
FinanceCo II LP                Credit Suisse First Boston
                               Goldman, Sachs & Co.

Reliant Energy                 Credit Suisse First Boston                    100.000%
FinanceCo II LP                Banc of America Securities LLC
                               Chase Securities Inc.

                                                                              PROCEEDS RECEIVED    APPROXIMATE
                                                             AMOUNT ISSUED    BY ISSUER PER $100   EXPENSES OF
OBLIGOR                        TITLE OF ISSUE                OR SOLD ($000)   (BEFORE EXPENSES)    ISSUE PER $100(1)
-------                        --------------                --------------   ------------------   -----------------
CenterPoint Energy, Inc.       Common Stock                          30,452             100.000%          Unknown

2000
CenterPoint Energy             Notes, 8.125%                        325,000              99.189%            0.125%
Resources Corp.


CenterPoint Energy, Inc.       Common Stock                          53,809             100.000%          Unknown

2001
CenterPoint Energy             Notes, 7.75%                         550,000              99.024%            0.067%
Resources Corp.

CenterPoint Energy             Transition Bonds                     115,000            99.64546%            1.075%
Transition Bond Company, LLC   Series 2001-1, Class A-1


CenterPoint Energy             Transition Bonds                     118,000            99.55652%            0.986%
Transition Bond Company, LLC   Series 2001-1, Class A-2


CenterPoint Energy             Transition Bonds                     130,000            99.46206%            0.891%
Transition Bond Company, LLC   Series 2001-1, Class A-3


CenterPoint Energy             Transition Bonds                     385,897            99.40218%            0.831%
Transition Bond Company, LLC   Series 2001-1, Class A-4


CenterPoint Energy, Inc.       Common Stock                         100,430             100.000%          Unknown


2002 (JANUARY - SEPTEMBER)
CenterPoint Energy, Inc.       Common Stock                           5,113             100.000%          Unknown

                               NAME OF PRINCIPAL                       UNDERWRITERS
                               UNDERWRITERS OR                         INITIAL OFFERING
OBLIGOR                        PURCHASERS                              PRICE
-------                        -----------------                       ----------------
CenterPoint Energy, Inc.       Not Applicable                          Not Applicable

2000
CenterPoint Energy             Banc of America Securities LLC                 99.789%
Resources Corp.                Credit Suisse First Boston
                               Deutsche Banc Alex. Brown

CenterPoint Energy, Inc.       Not Applicable                          Not Applicable

2001
CenterPoint Energy             Banc of America Securities LLC                 99.674%
Resources Corp.                JP Morgan

CenterPoint Energy             Merrill Lynch & Co.                          99.99546%
Transition Bond Company, LLC   Bear, Stearns & Co. Inc.
                               Goldman, Sachs & Co.

CenterPoint Energy             Merrill Lynch & Co.                          99.98652%
Transition Bond Company, LLC   Bear, Stearns & Co. Inc.
                               Goldman, Sachs & Co.

CenterPoint Energy             Merrill Lynch & Co.                          99.95206%
Transition Bond Company, LLC   Bear, Stearns & Co. Inc.
                               Goldman, Sachs & Co.

CenterPoint Energy             Merrill Lynch & Co.                          99.93718%
Transition Bond Company, LLC   Bear, Stearns & Co. Inc.
                               Goldman, Sachs & Co.

CenterPoint Energy, Inc.       Not Applicable                          Not Applicable


2002 (JANUARY - SEPTEMBER)
CenterPoint Energy, Inc.       Not Applicable                          Not Applicable


(1) Excludes Original Issue Discount and Underwriters' Commissions

                                                                   SCHEDULE 15.1


TOP SHAREHOLDERS OF CNP AS OF SEPTEMBER 30,2002
OUTSTANDING AS OF 09/30/2002  304,335,457

                       REGISTERED HOLDER                                 SHARES HELD                  % OF OUTSTANDING
1.  CEDE & CO                                                            263,606,587.000                    86.62%
C/O THE DEPOSITORY TRUST COMPANY
55 WATER STREET
NEW YORK NY 10002

2.  CenterPoint Energy, Inc.                                              16,235,789.000                   5.3348%
ADMINISTRATOR INVESTOR'S CHOICE PLAN FOR
CenterPoint Energy, Inc.
P O BOX 4505
HOUSTON, TX 77210

3.  HOW & CO                                                               4,769,889.000                   1.5673%
C/O NORTHERN TRUST COMPANY
50 SOUTH LA SALLE STREET
TRUST SECURITIES DIVISION C 2N
CHICAGO IL 60675  (unallocated CNP ESOP)

4.  M D THOMPSON & SO CO                                                     333,115.000                   0.1095%
P O BOX 388
MCCRORY AR 72102

5.  ALLEN W PIKE TTEE OF THE                                                 250,000.000                   0.0821%
ALLEN W PIKE REVOCABLE TRUST DATED 5/4/1983
20 CHESTNUT ST #N10
EXETER NH 03833-1881

6.  HOW & CO                                                                 188,126.000                   0.0618%
C/O NORTHERN TRUST COMPANY
50 SOUTH LA SALLE STREET
TRUST SECURITIES DIVISION C 2N
CHICAGO IL 60675  (issued/unallocated CNP ESOP)

7.  DDJ INVESTMENTS LTD                                                      180,000.000                   0.0591%
#5 STAYTON CIRCLE
HOUSTON, TX 77024

8.  J P MORGAN CHASE FBO DONLEY D JORDAN                                     172,241.000                   0.0566%
#5 STAYTON CIRCLE
HOUSTON, TX 77024

9.  DONLEY D JORDAN                                                          102,546.000                   0.0337%
#5 STAYTON CIRCLE
HOUSTON, TX 77024

10.  ARKANSAS STATE HIGHWAY EMPLOYEES                                        100,000.000                   0.0329%
RETIREMENT SYSTEM
P O BOX 2261
LITTLE ROCK AK 72203

11.  CHARLES T TRAVERS TR 7/30/84 OF THE CHARLES                              90,000.000                   0.0296%
T TRAVERS & LOUISE H TRAVERS REV TRUST
296 VIA LA PAZ
GREENBRAE CA 94904-1244

12.  RONALD S LETBETTER                                                       79,549.000                   0.0261%
3251 DEL MONTE
HOUSTON, TX 77019

13.  W J DWYER, WILLIAM G DWYER, WILLIAM JAMES                                70,000.000                   0.0230%
DWYER & DAVID ALAN DWYER CO-TTEES
C.A. DWYER TRUST UAD 12/7/62
C/O DAVID A DWYER
17119 S IVY CIRCLE
HOUSTON, TX 77084

14.  VINCENT A MORANO                                                         70,000.000                   0.0230%
1500 PALISADE AVE APT 12-E
FORT LEE NJ 07024

15.  DUPAGE NATIONAL BANK                                                     64,000.000                   0.0210%
ATTN: ROY CURRAN
101 MAIN ST
WEST CHICAGO IL  60185-2857

16.  DENNIS F SMITH & BONNIE E SMITH TTEES                                    62,485.000                   0.0205%
SMITH JOINT REVOC TR DTD 4/4/01
2511 TROPHY LANE
STILLWATER OK 74074

17.  JOHN ANNIS RATHMELL                                                      60,000.000                   0.0197%
720 N POST OAK RD SUITE 350
HOUSTON, TX 77024-3898

18.  JOE C WESSENDORFF                                                        60,000.000                   0.0197%
P O BOX 300
RICHMOND TX 77406-0300

19.  HUGH RICE KELLY                                                          57,012.000                   0.0187%
1936 RICE BOULEVARD
HOUSTON, TX 77005

20.  CHARLES T TRAVERS TTEE U/A DTD 11-29-95                                  53,240.000                   0.0175%
CHARLES T TRAVERS 1995 CHARITABLE
REMAINDER UNITRUST
292 VIA LA PAZ
GREENBRAE CA 94904

                                                                   SCHEDULE 18.1
CENTERPOINT ENERGY, INC.

CORPORATE SERVICES CHARGED TO SBUS:
Third Quarter 2002

                                                                                                  TDU                   GENCO
                                                                                       -------------------------------------------
                                                                                       CNP HOUSTON ELECTRIC, LLC   TEXAS GENCO, LP
                                                                                       -------------------------   ---------------
                                          Sum of Amount                                PaCC
                                          -------------------------------------------  -------------------------   ---------------
                                          Cost ctr  Cost elem.|Cost element name                 0003                  0004
                                          -------------------------------------------  -------------------------   ---------------
                                          125001    642200    |REI Corp OH                         205,739.55        126,144.39
PRESIDENT AND CEO                         125001 TOTAL                                             205,739.55        126,144.39
                                          125004    642200    |REI Corp OH                           5,340.63          3,967.56
CHIEF FINANCIAL OFFICER                   125004 TOTAL                                               5,340.63          3,967.56
                                          125007    642200    |REI Corp OH                          77,916.78         57,884.59
PLANNING AND PERFORMANCE                  125007 TOTAL                                              77,916.78         57,884.59
                                          125019    642200    |REI Corp OH                         311,398.18        190,926.50
CORP COMMUNICATIONS                       125019 TOTAL                                             311,398.18        190,926.50
                                          125020    642200    |REI Corp OH                         797,204.47        592,245.40
CORP LEGAL                                125020 TOTAL                                             797,204.47        592,245.40
                                          125021    642200    |REI Corp OH                          85,448.17         63,479.67
SR EXEC LEGAL                             125021 TOTAL                                              85,448.17         63,479.67
                                          125042    642082    |REI Legislative Adv                 369,205.76        226,369.86
STATE RELATIONS                           125042 TOTAL                                             369,205.76        226,369.86
                                          125050    642082    |REI Legislative Adv                 126,085.83         77,306.59
LOCAL RELATIONS                           125050 TOTAL                                             126,085.83         77,306.59
                                          125066    643528    |Technical Support                   (67,519.01)
FINANCE INFOR TECH & SUPP SERVICES        125066 TOTAL                                             (67,519.01)
                                          125070    642200    |REI Corp OH                          78,361.30         58,214.82
FINANCIAL SYSTEMS AND PROCESSES           125070 TOTAL                                              78,361.30         58,214.82
                                          125094    642200    |REI Corp OH                          41,890.14         14,780.34
HR-AFFIRMATIVE ACTION
 PLAN/DIVERSITY/POL                       125094 TOTAL                                              41,890.14         14,780.34
                                          125095    642200    |REI Corp OH                                            65,914.61
RISK CONTROL MANAGER                      125095 TOTAL                                                                65,914.61
                                          125098    642200    |REI Corp OH                         132,857.95         98,700.53
COMPTROLLER                               125098 TOTAL                                             132,857.95         98,700.53
                                          125099    642200    |REI Corp OH                          48,913.49         36,337.97
BENCHMARKING                              125099 TOTAL                                              48,913.49         36,337.97
                                          125100    642200    |REI Corp OH                          70,233.61         52,176.74
CHIEF ACCOUNTING OFFICER                  125100 TOTAL                                              70,233.61         52,176.74
                                          125101    642200    |REI Corp OH                         320,261.87        237,923.42
                                                    643502    |Fleet Pool Vehicles                      (8.78)
FINANCIAL ACCOUNTING                      125101 TOTAL                                             320,253.09        237,923.42
                                          125102    642200    |REI Corp OH                         189,924.15        141,095.17
FEDERAL TAX                               125102 TOTAL                                             189,924.15        141,095.17
                                          125104    642200    |REI Corp OH                          55,128.83         33,800.95
                                                    643004    |Billable Hours
                                                    643007    |Admin Labor
                                                    643502    |Fleet Pool Vehicles                      (4.39)
PLANT ACCT. ADMIN                         125104 TOTAL                                              55,124.44         33,800.95
                                          125105    643004    |Billable Hours
                                                    643007    |Admin Labor
                                                    643502    |Fleet Pool Vehicles                      (0.88)
PROPERTY ACCOUNTING- ELECTRIC             125105 TOTAL                                                  (0.88)
                                          125107    643004    |Billable Hours
                                                    643007    |Admin Labor
PROPERTY ACCOUNTING - ARKLA               125107 TOTAL
                                          125109    642200    |REI Corp OH                          56,656.99         42,090.62
STATE AND LOCAL TAXES                     125109 TOTAL                                              56,656.99         42,090.62
                                          125111    642200    |REI Corp OH
                                                    643502    |Fleet Pool Vehicles                     (12.27)
PROPERTY TAX                              125111 TOTAL                                                 (12.27)
                                          125112    643004    |Billable Hours
REGULATORY REPORTING                      125112 TOTAL
                                          125115    643502    |Fleet Pool Vehicles                     (2.51)
REVENUE ACCOUNTING - ELECTRIC             125115 TOTAL                                                 (2.51)
                                          125120    642200    |REI Corp OH
SUPPORT SERVICES                          125120 TOTAL
                                          125121    642200    |REI Corp OH                         109,231.13         81,148.10
COMMERCIAL CREDIT                         125121 TOTAL                                             109,231.13         81,148.10
                                          125162    642200    |REI Corp OH
                                                    643528    |Technical Support
CLAIMS                                    125162 TOTAL

                                            CERC                  CERC                     CERC                      CERC
                            -------------------------------------------------------------------------------------------------------
                            CNP RESOURCES CORP ("CERC")  CNP GAS TRANSMISSION CO  CNP FIELD SERVICES, INC  CENTERPOINT ENERGY ARKLA
                            ---------------------------  -----------------------  -----------------------  ------------------------
                                       0016                       0027                     0036                       0062
                            ---------------------------  -----------------------  -----------------------  ------------------------
                                                                       41,682.02                 9,568.28                 22,040.89
PRESIDENT AND CEO                                                      41,682.02                 9,568.28                 22,040.89
                                                                        1,116.10                   256.95                  1,818.78
CHIEF FINANCIAL OFFICER                                                 1,116.10                   256.95                  1,818.78
                                                                       16,283.38                 3,748.81                 26,534.88
PLANNING AND PERFORMANCE                                               16,283.38                 3,748.81                 26,534.88
                                                                       63,088.02                14,482.12                 33,360.10
CORP COMMUNICATIONS                                                    63,088.02                14,482.12                 33,360.10
                                                                      166,603.09                38,355.98                271,491.25
CORP LEGAL                                                            166,603.09                38,355.98                271,491.25
                                                                       17,857.31                 4,111.18                 29,099.73
SR EXEC LEGAL                                                          17,857.31                 4,111.18                 29,099.73

STATE RELATIONS

LOCAL RELATIONS

FINANCE INFOR TECH & SUPP SERVICES
                                                                       16,376.27                 3,770.21                 26,686.26
FINANCIAL SYSTEMS AND PROCESSES                                        16,376.27                 3,770.21                 26,686.26
                                                                       10,128.66                 1,042.04                 18,648.40
HR-AFFIRMATIVE ACTION
 PLAN/DIVERSITY/POL                                                    10,128.66                 1,042.04                 18,648.40

RISK CONTROL MANAGER
                                                                       27,765.21                 6,392.21                 45,245.32
COMPTROLLER                                                            27,765.21                 6,392.21                 45,245.32
                                                                       10,222.15                 2,353.38                 16,657.70
BENCHMARKING                                                           10,222.15                 2,353.38                 16,657.70
                                                                       14,677.71                 3,379.17                 23,918.35
CHIEF ACCOUNTING OFFICER                                               14,677.71                 3,379.17                 23,918.35
                                                                       66,929.65                15,408.79                109,066.49

FINANCIAL ACCOUNTING                                                   66,929.65                15,408.79                109,066.49
                                                                       39,691.13                 9,137.83                 64,679.44
FEDERAL TAX                                                            39,691.13                 9,137.83                 64,679.44
                                                                       11,168.88                 2,563.86                  5,905.95
                                                                                                                           1,323.76
                                                                                                                           3,694.22

PLANT ACCT. ADMIN                                                      11,168.88                 2,563.86                 10,923.93
                                                                                                                          14,140.17
                                                                                                                           7,145.82

PROPERTY ACCOUNTING- ELECTRIC                                                                                             21,285.99
                                                                                                                             551.18
                                                                                                                           2,401.57
PROPERTY ACCOUNTING - ARKLA                                                                                                2,952.75
                                                                       11,840.42                 2,725.94                 19,294.77
STATE AND LOCAL TAXES                                                  11,840.42                 2,725.94                 19,294.77
                                                                       84,794.13                                          49,799.72

PROPERTY TAX                                                           84,794.13                                          49,799.72
                                                                                                                          24,013.00
REGULATORY REPORTING                                                                                                      24,013.00

REVENUE ACCOUNTING - ELECTRIC

SUPPORT SERVICES
                                                                       22,827.57                 5,255.44                 37,199.10
COMMERCIAL CREDIT                                                      22,827.57                 5,255.44                 37,199.10
                                                                      (33,997.53)               (6,799.51)              (122,391.08)

CLAIMS                                                                (33,997.53)               (6,799.51)              (122,391.08)

                                           CERC                    CERC                      CERC                      CERC
                                     ----------------------------------------------------------------------------------------------
                                     CNP MARKETING, INC  INDUSTRIAL GAS SUPPLY  LA UNIT GAS TRANSMISSION   UNIT GAS TRANSMISSION CO
                                     ------------------  ---------------------  ------------------------   ------------------------
                                            0077                0079                      0080                      0081
                                     ------------------  ---------------------  ------------------------   ------------------------
                                               1,953.17                 605.20                    853.91                     742.02
PRESIDENT AND CEO                              1,953.17                 605.20                    853.91                     742.02
                                                  42.62                  12.18                                                12.18
CHIEF FINANCIAL OFFICER                           42.62                  12.18                                                12.18
                                                 621.84                 177.67                                               177.67
PLANNING AND PERFORMANCE                         621.84                 177.67                                               177.67
                                               2,956.24                 916.00                  1,292.44                   1,123.09
CORP COMMUNICATIONS                            2,956.24                 916.00                  1,292.44                   1,123.09
                                               6,362.37               1,817.82                                             1,817.82
CORP LEGAL                                     6,362.37               1,817.82                                             1,817.82
                                                 681.94                 194.85                                               194.85
SR EXEC LEGAL                                    681.94                 194.85                                               194.85

STATE RELATIONS

LOCAL RELATIONS

FINANCE INFOR TECH & SUPP SERVICES
                                                 625.38                 178.68                                               178.68
FINANCIAL SYSTEMS AND PROCESSES                  625.38                 178.68                                               178.68
                                                 333.45
HR-AFFIRMATIVE ACTION
 PLAN/DIVERSITY/POL                              333.45
                                              18,369.50               4,846.73                  1,089.23                  20,641.18
RISK CONTROL MANAGER                          18,369.50               4,846.73                  1,089.23                  20,641.18
                                               1,060.32                 302.95                                               302.95
COMPTROLLER                                    1,060.32                 302.95                                               302.95
                                                 390.37                 111.53                                               111.53
BENCHMARKING                                     390.37                 111.53                                               111.53
                                                 560.53                 160.15                                               160.15
CHIEF ACCOUNTING OFFICER                         560.53                 160.15                                               160.15
                                               2,555.95                 730.28                                               730.28

FINANCIAL ACCOUNTING                           2,555.95                 730.28                                               730.28
                                               1,515.75                 433.08                                               433.08
FEDERAL TAX                                    1,515.75                 433.08                                               433.08
                                                 523.35                 162.16                    228.81                     198.83



PLANT ACCT. ADMIN                                523.35                 162.16                    228.81                     198.83



PROPERTY ACCOUNTING- ELECTRIC


PROPERTY ACCOUNTING - ARKLA
                                                 452.18                 129.19                                               129.19
STATE AND LOCAL TAXES                            452.18                 129.19                                               129.19


PROPERTY TAX

REGULATORY REPORTING

REVENUE ACCOUNTING - ELECTRIC
                                                 263.03                  69.40                     15.59                     295.56
SUPPORT SERVICES                                 263.03                  69.40                     15.59                     295.56
                                                 871.76                 249.08                                               249.08
COMMERCIAL CREDIT                                871.76                 249.08                                               249.08


CLAIMS

                                    1 of 10                        Corp Services

CENTERPOINT ENERGY, INC.

CORPORATE SERVICES CHARGED TO SBUS:
Third Quarter 2002


                                                                                                  TDU                  GENCO
                                                                                       ------------------------------------------
                                                                                       CNP HOUSTON ELECTRIC, LLC  TEXAS GENCO, LP
                                                                                       -------------------------  ---------------
                                          Sum of Amount                                PaCC
                                          -------------------------------------------  -------------------------  ---------------
                                          Cost ctr  Cost elem.|Cost element name                 0003                 0004
                                          -------------------------------------------  -------------------------  ---------------
                                          125166    642200    |REI Corp OH                         332,096.61       167,113.04
HR - COMPENSATION                         125166 TOTAL                                             332,096.61       167,113.04
                                          125175    642078    |Labor Allocation
                                                    642200    |REI Corp OH                         319,378.02       112,688.00
                                                    643502    |Fleet Pool Vehicles                     (43.61)
HR - WORKFORCE PLANNING & PROCESS IMPOVE  125175 TOTAL                                             319,334.41       112,688.00
                                          125180    642200    |REI Corp OH                          55,078.46        19,433.66
HR - FINANCE, ACCOUNTING                  125180 TOTAL                                              55,078.46        19,433.66
                                          125181    642200    |REI Corp OH                         118,896.01        41,950.78
                                                    643503    |Training                              3,375.00         3,550.00
HR - LEARNING & ORGANIZATIONAL DEVELOPME  125181 TOTAL                                             122,271.01        45,500.78
                                          125190    642200    |REI Corp OH                          35,369.07        17,797.94
HR-COMMUNICATIONS                         125190 TOTAL                                              35,369.07        17,797.94
                                          125191    643523    |Transportation Exp
HR - ARKLA, ENTEX, SUPPORT & GAS OPERATS  125191 TOTAL
                                          125197    642057    |Ofc Supp Svcs-Fixed
                                                    642059    |Facility O&M
                                                    642088    |Convenience Copiers
                                                    642097    |Mail Services
                                                    642098    |Records Management
                                                    643524    |Document Services
SHARED SERVICES                           125197 TOTAL
                                          125200    642200    |REI Corp OH                          26,856.81        21,762.04
TREASURER                                 125200 TOTAL                                              26,856.81        21,762.04
                                          125202    642200    |REI Corp OH                          22,207.41        17,994.62
CASH MANAGEMENT                           125202 TOTAL                                              22,207.41        17,994.62
                                          125203    642200    |REI Corp OH                          51,719.51        31,710.61
                                                    643502    |Fleet Pool Vehicles                      (0.88)
CORPORATE RISK MANAGEMENT/INSURANCE       125203 TOTAL                                              51,718.63        31,710.61
                                          125205    642200    |REI Corp OH                         356,492.86       218,575.24
INVESTOR SERVICES                         125205 TOTAL                                             356,492.86       218,575.24
                                          125206    642200    |REI Corp OH                          86,177.21        52,837.53
COMMUNICATIONS                            125206 TOTAL                                              86,177.21        52,837.53
                                          125207    642200    |REI Corp OH                         290,448.32       178,081.58
                                                    643001    |Labor-ST-IntActAlloc
ADVERTISING & BRAND EQUITY                125207 TOTAL                                             290,448.32       178,081.58
                                          125209    642200    |REI Corp OH                         497,401.94       369,521.27
STRATEGIC PLANNING                        125209 TOTAL                                             497,401.94       369,521.27
                                          125210    642200    |REI Corp OH                          32,669.39        26,471.96
FINANCE/CASH MANAGEMENT                   125210 TOTAL                                              32,669.39        26,471.96
                                          125211    642200    |REI Corp OH                          55,767.76        34,192.69
INVESTOR RELATIONS                        125211 TOTAL                                              55,767.76        34,192.69
                                          125221    642200    |REI Corp OH                         143,865.23        88,207.59
EVP - REGULATORY                          125221 TOTAL                                             143,865.23        88,207.59
                                          125222    642200    |REI Corp OH                         747,778.85       458,483.08
VP - REGULATORY POLICY                    125222 TOTAL                                             747,778.85       458,483.08
                                          125225    621023    |Shops                                   (80.49)
                                                    642200    |REI Corp OH                          75,006.08        45,988.22
BRANDING/PROMOTIONS                       125225 TOTAL                                              74,925.59        45,988.22
                                          125226    642200    |REI Corp OH                          67,662.73        41,485.83
REGULATORY RELATIONS AUSTIN               125226 TOTAL                                              67,662.73        41,485.83
                                          125307    642200    |REI Corp OH                          90,480.85        45,530.51
SR VP HUMAN RESOURCES                     125307 TOTAL                                              90,480.85        45,530.51
                                          125309    642200    |REI Corp OH                           7,995.67         4,902.36
HR-ALLOCATED EXECUTIVE BENEFITS           125309 TOTAL                                               7,995.67         4,902.36
                                          125400    642200    |REI Corp OH                          62,756.72       165,857.01
                                                    643502    |Fleet Pool Vehicles                     (10.92)
AUDIT SERVICES                            125400 TOTAL                                              62,745.80       165,857.01
                                          125402    642200    |REI Corp OH                          44,200.93        35,815.95
CHIEF RISK OFFICER                        125402 TOTAL                                              44,200.93        35,815.95
                                          GRAND TOTAL                                            6,537,796.53     4,400,459.34





                                           CERC                  CERC                      CERC                     CERC
                                    -----------------------------------------------------------------------------------------------
                                    CNP RESOURCES CORP  CNP GAS TRANSMISSION CO   CNP FIELD SERVICES, INC CENTERPOINT ENERGY ARKLA
                                    ------------------  -----------------------   ----------------------- ------------------------

                                    ------------------  -----------------------   ----------------------- ------------------------
                                           0016                  0027                      0036                    0062
                                    ------------------  -----------------------   ----------------------- ------------------------
                                                                      50,194.76                 12,168.43               131,520.40
HR - COMPENSATION                                                     50,194.76                 12,168.43               131,520.40
                                               (318.41)
                                                                      77,222.75                  7,944.73               142,178.83

HR - WORKFORCE PLANNING & PROCESS
IMPOVE                                         (318.41)               77,222.75                  7,944.73               142,178.83
                                                                      13,317.47                  1,370.11                24,519.51
HR - FINANCE, ACCOUNTING                                              13,317.47                  1,370.11                24,519.51
                                                                      28,747.99                  2,957.61                52,929.43

HR - LEARNING & ORGANIZATIONAL
DEVELOPME                                                             28,747.99                  2,957.61                52,929.43
                                                                       5,345.86                  1,295.97                14,007.23
HR-COMMUNICATIONS                                                      5,345.86                  1,295.97                14,007.23

HR - ARKLA, ENTEX, SUPPORT &
GAS OPERATS
                                                                                                                           (181.56)
                                                                                                                        (22,175.70)
                                                                                                                           (136.59)
                                                                                                                           (443.95)
                                                                                                                         (4,485.78)
                                                                                                                         (6,378.00)
SHARED SERVICES                                                                                                         (33,801.58)
                                                                       5,509.65                  1,692.72                17,411.29
TREASURER                                                              5,509.65                  1,692.72                17,411.29
                                                                       4,555.83                  1,399.68                14,397.08
CASH MANAGEMENT                                                        4,555.83                  1,399.68                14,397.08
                                                                      10,478.17                  2,405.31                 5,540.72

CORPORATE RISK MANAGEMENT/INSURANCE                                   10,478.17                  2,405.31                 5,540.72
                                                                      72,224.03                 16,579.33                38,191.09
INVESTOR SERVICES                                                     72,224.03                 16,579.33                38,191.09
                                                                      17,459.15                  4,007.81                 9,232.17
COMMUNICATIONS                                                        17,459.15                  4,007.81                 9,232.17
                                                                      58,843.66                 13,507.81                31,115.74

ADVERTISING & BRAND EQUITY                                            58,843.66                 13,507.81                31,115.74
                                                                     103,949.13                 23,931.55               169,392.27
STRATEGIC PLANNING                                                   103,949.13                 23,931.55               169,392.27
                                                                       6,702.11                  2,059.08                21,179.58
FINANCE/CASH MANAGEMENT                                                6,702.11                  2,059.08                21,179.58
                                                                      11,298.33                  2,593.58                 5,974.40
INVESTOR RELATIONS                                                    11,298.33                  2,593.58                 5,974.40
                                                                      29,146.52                  6,690.70                15,412.29
EVP - REGULATORY                                                      29,146.52                  6,690.70                15,412.29

VP - REGULATORY POLICY

                                                                      15,195.93                  3,488.29                 8,035.41
BRANDING/PROMOTIONS                                                   15,195.93                  3,488.29                 8,035.41

REGULATORY RELATIONS AUSTIN
                                                                      13,675.74                  3,315.33                35,833.18
SR VP HUMAN RESOURCES                                                 13,675.74                  3,315.33                35,833.18
                                                                       1,619.89                    371.86                   856.58
HR-ALLOCATED EXECUTIVE BENEFITS                                        1,619.89                    371.86                   856.58
                                                                                                                         22,413.12

AUDIT SERVICES                                                                                                           22,413.12
                                                                       9,067.79                  2,785.88                28,655.49
CHIEF RISK OFFICER                                                     9,067.79                  2,785.88                28,655.49
                                               (318.41)            1,123,608.93                226,318.46             1,487,320.00



                                           CERC                 CERC                      CERC                       CERC
                                    -----------------------------------------------------------------------------------------------
                                    CNP MARKETING, INC  INDUSTRIAL GAS SUPPLY   LA UNIT GAS TRANSMISSION   UNIT GAS TRANSMISSION CO
                                    ------------------  ---------------------   ------------------------   ------------------------

                                    ------------------  ---------------------   ------------------------   ------------------------
                                           0077                 0079                      0080                       0081
                                    ------------------  ---------------------   ------------------------   ------------------------
                                              4,056.15
HR - COMPENSATION                             4,056.15

                                              2,542.31

HR - WORKFORCE PLANNING & PROCESS
IMPOVE                                        2,542.31
                                                438.44
HR - FINANCE, ACCOUNTING                        438.44
                                                946.44

HR - LEARNING & ORGANIZATIONAL
DEVELOPME                                       946.44
                                                431.99
HR-COMMUNICATIONS                               431.99

HR - ARKLA, ENTEX, SUPPORT & GAS
OPERATS






SHARED SERVICES
                                              6,064.79               1,600.17                     359.61                   6,814.78
TREASURER                                     6,064.79               1,600.17                     359.61                   6,814.78
                                              5,014.85               1,323.15                     297.36                   5,635.02
CASH MANAGEMENT                               5,014.85               1,323.15                     297.36                   5,635.02
                                                491.00                 152.14                     214.66                     186.53

CORPORATE RISK MANAGEMENT/INSURANCE             491.00                 152.14                     214.66                     186.53
                                              3,384.34               1,048.65                   1,479.60                   1,285.72
INVESTOR SERVICES                             3,384.34               1,048.65                   1,479.60                   1,285.72
                                                818.12                 253.49                     357.67                     310.81
COMMUNICATIONS                                  818.12                 253.49                     357.67                     310.81
                                              2,757.34                 854.37                   1,205.48                   1,047.53

ADVERTISING & BRAND EQUITY                    2,757.34                 854.37                   1,205.48                   1,047.53
                                              3,969.69               1,134.21                                              1,134.21
STRATEGIC PLANNING                            3,969.69               1,134.21                                              1,134.21
                                              7,377.38               1,946.49                     437.45                   8,289.70
FINANCE/CASH MANAGEMENT                       7,377.38               1,946.49                     437.45                   8,289.70
                                                529.43                 164.04                     231.45                     201.13
INVESTOR RELATIONS                              529.43                 164.04                     231.45                     201.13
                                              1,365.77                 423.19                     597.10                     518.87
EVP - REGULATORY                              1,365.77                 423.19                     597.10                     518.87

VP - REGULATORY POLICY

                                                712.07                 220.64                     311.31                     270.51
BRANDING/PROMOTIONS                             712.07                 220.64                     311.31                     270.51

REGULATORY RELATIONS AUSTIN
                                              1,105.11
SR VP HUMAN RESOURCES                         1,105.11
                                                 75.91                  23.52                      33.19                      28.83
HR-ALLOCATED EXECUTIVE BENEFITS                  75.91                  23.52                      33.19                      28.83


AUDIT SERVICES
                                              9,981.42               2,633.56                     591.86                  11,215.78
CHIEF RISK OFFICER                            9,981.42               2,633.56                     591.86                  11,215.78
                                             92,202.30              22,874.57                   9,596.72                  64,437.56


                                     2 of 10                       Corp Services

CENTERPOINT ENERGY, INC.

CORPORATE SERVICES CHARGED TO SBUS:
Third Quarter 2002

NOTES
Sr Exec = Senior Executive
Infor Tech & Supp Services = Information Technology & Support Services Corp = Corporate
CEO = Chief Executive Officer
HR = Human Resources
Acct. = Accounting
VP = Vice President
SR VP = Senior Vice President


REI Corp OH refers to the allocation of corporate overhead to the business units.

REI Legislative Adv refers to the allocation of regulatory related charges to the business units.

Amounts in parentheses represent credits sent to business units.




                                     3 of 10                       Corp Services

CENTERPOINT ENERGY, INC.

CORPORATE SERVICES CHARGED TO SBUS:
Third Quarter 2002

                                                                                                 CERC                 CERC
                                                                                             ------------        ---------------
                                                                                              CENTERPOINT            CNP GAS
                                                                                             ENERGY ENTEX        RESOURCES CORP.
                                                                                             ------------        ---------------
                                                 Sum of Amount
                                                 ----------------------------------------
                                                 Cost ctr    Cost elem.|Cost element name         0082                0084
                                                 ----------------------------------------    ------------        ---------------
                                                 125001      642200  |REI Corp OH               37,599.33            4,829.44
PRESIDENT AND CEO                                125001 TOTAL                                   37,599.33            4,829.44
                                                 125004      642200  |REI Corp OH                1,907.67               18.26
CHIEF FINANCIAL OFFICER                          125004 TOTAL                                    1,907.67               18.26
                                                 125007      642200  |REI Corp OH               27,831.87              266.50
PLANNING AND PERFORMANCE                         125007 TOTAL                                   27,831.87              266.50
                                                 125019      642200  |REI Corp OH               56,908.68            7,309.63
CORP COMMUNICATIONS                              125019 TOTAL                                   56,908.68            7,309.63
                                                 125020      642200  |REI Corp OH              284,761.32            2,726.73
CORP LEGAL                                       125020 TOTAL                                  284,761.32            2,726.73
                                                 125021      642200  |REI Corp OH               30,522.07              292.26
SR EXEC LEGAL                                    125021 TOTAL                                   30,522.07              292.26
                                                 125042      642082  |REI Legislative Adv       67,473.14
STATE RELATIONS                                  125042 TOTAL                                   67,473.14
                                                 125050      642082  |REI Legislative Adv       23,042.45
LOCAL RELATIONS                                  125050 TOTAL                                   23,042.45
                                                 125066      643528  |Technical Support
FINANCE INFOR TECH & SUPP SERVICES               125066 TOTAL
                                                 125070      642200  |REI Corp OH               27,990.65              268.02
FINANCIAL SYSTEMS AND PROCESSES                  125070 TOTAL                                   27,990.65              268.02
                                                 125094      642200  |REI Corp OH               25,475.87
HR-AFFIRMATIVE ACTION PLAN/DIVERSITY/POL         125094 TOTAL                                   25,475.87
                                                 125095      642200  |REI Corp OH                                   67,588.80
RISK CONTROL MANAGER                             125095 TOTAL                                                       67,588.80
                                                 125098      642200  |REI Corp OH               47,456.84              454.42
COMPTROLLER                                      125098 TOTAL                                   47,456.84              454.42
                                                 125099      642200  |REI Corp OH               17,471.89              167.30
BENCHMARKING                                     125099 TOTAL                                   17,471.89              167.30
                                                 125100      642200  |REI Corp OH               25,087.44              240.22
CHIEF ACCOUNTING OFFICER                         125100 TOTAL                                   25,087.44              240.22
                                                 125101      642200  |REI Corp OH              114,397.49            1,095.41
                                                             643502  |Fleet Pool Vehicles
FINANCIAL ACCOUNTING                             125101 TOTAL                                  114,397.49            1,095.41
                                                 125102      642200  |REI Corp OH               67,840.87              649.60
FEDERAL TAX                                      125102 TOTAL                                   67,840.87              649.60
                                                 125104      642200  |REI Corp OH               10,074.90            1,294.07
                                                             643004  |Billable Hours
                                                             643007  |Admin Labor
                                                             643502  |Fleet Pool Vehicles
PLANT ACCT. ADMIN                                125104 TOTAL                                   10,074.90            1,294.07
                                                 125105      643004  |Billable Hours
                                                             643007  |Admin Labor
                                                             643502  |Fleet Pool Vehicles
PROPERTY ACCOUNTING- ELECTRIC                    125105 TOTAL
                                                 125107      643004  |Billable Hours
                                                             643007  |Admin Labor
PROPERTY ACCOUNTING - ARKLA                      125107 TOTAL
                                                 125109      642200  |REI Corp OH               20,237.86              193.79
STATE AND LOCAL TAXES                            125109 TOTAL                                   20,237.86              193.79
                                                 125111      642200  |REI Corp OH
                                                             643502  |Fleet Pool Vehicles
PROPERTY TAX                                     125111 TOTAL
                                                 125112      643004  |Billable Hours
REGULATORY REPORTING                             125112 TOTAL
                                                 125115      643502  |Fleet Pool Vehicles
REVENUE ACCOUNTING - ELECTRIC                    125115 TOTAL
                                                 125120      642200  |REI Corp OH                                      967.81
SUPPORT SERVICES                                 125120 TOTAL                                                          967.81
                                                 125121      642200  |REI Corp OH               39,017.35              373.62
COMMERCIAL CREDIT                                125121 TOTAL                                   39,017.35              373.62
                                                 125162      642200  |REI Corp OH             (176,787.12)
                                                             643528  |Technical Support            (51.11)
CLAIMS                                           125162 TOTAL                                 (176,838.23)

                                                      CERC             CERC              CERC                CERC
                                                  ------------     ------------      -------------      --------------
                                                    LA TRANS         CNP GAS          CNP POWER           CNP RETAIL
                                                  DIV OF ENTEX     MARKETING CO      SYSTEMS, INC.      INTERESTS, INC
                                                  ------------     ------------      -------------      --------------
                                                      0085             0099              0220                0271
                                                  ------------     ------------      -------------      --------------
                                                   4,859.10          1,463.71             129.22             175.49
PRESIDENT AND CEO                                  4,859.10          1,463.71             129.22             175.49
                                                       6.08             12.18              28.62
CHIEF FINANCIAL OFFICER                                6.08             12.18              28.62
                                                      88.83            177.67             417.52
PLANNING AND PERFORMANCE                              88.83            177.67             417.52
                                                   7,354.50          2,215.40             195.57             265.61
CORP COMMUNICATIONS                                7,354.50          2,215.40             195.57             265.61
                                                     908.91          1,817.82           4,271.88
CORP LEGAL                                           908.91          1,817.82           4,271.88
                                                      97.42            194.85             457.88
SR EXEC LEGAL                                         97.42            194.85             457.88

STATE RELATIONS

LOCAL RELATIONS

FINANCE INFOR TECH & SUPP SERVICES
                                                      89.34            178.68             419.91
FINANCIAL SYSTEMS AND PROCESSES                       89.34            178.68             419.91
                                                                        75.03
HR-AFFIRMATIVE ACTION PLAN/DIVERSITY/POL                                75.03
                                                   2,691.23         18,896.35
RISK CONTROL MANAGER                               2,691.23         18,896.35
                                                     151.47            302.95             711.92
COMPTROLLER                                          151.47            302.95             711.92
                                                      55.77            111.53             262.11
BENCHMARKING                                          55.77            111.53             262.11
                                                      80.07            160.15             376.35
CHIEF ACCOUNTING OFFICER                              80.07            160.15             376.35
                                                     365.14            730.28           1,716.14

FINANCIAL ACCOUNTING                                 365.14            730.28           1,716.14
                                                     216.53            433.08           1,017.72
FEDERAL TAX                                          216.53            433.08           1,017.72
                                                   1,302.01            392.21              34.62              47.01



PLANT ACCT. ADMIN                                  1,302.01            392.21              34.62              47.01



PROPERTY ACCOUNTING- ELECTRIC


PROPERTY ACCOUNTING - ARKLA
                                                      64.60            129.19             303.61
STATE AND LOCAL TAXES                                 64.60            129.19             303.61


PROPERTY TAX

REGULATORY REPORTING

REVENUE ACCOUNTING - ELECTRIC
                                                      38.54            270.58
SUPPORT SERVICES                                      38.54            270.58
                                                     124.54            249.08             585.32
COMMERCIAL CREDIT                                    124.54            249.08             585.32


CLAIMS

                                                         CERC
                                                    --------------
                                                      MINNEGASCO    TDU, GENCO &
                                                    (SS - INTERIM)   CERC ONLY
                                                    --------------  ------------
                                                         9072       GRAND TOTAL
                                                    --------------  ------------
                                                       24,382.16     482,767.88
PRESIDENT AND CEO                                      24,382.16     482,767.88
                                                        1,203.80      15,743.61
CHIEF FINANCIAL OFFICER                                 1,203.80      15,743.61
                                                       17,562.58     229,690.59
PLANNING AND PERFORMANCE                               17,562.58     229,690.59
                                                       36,903.79     730,695.87
CORP COMMUNICATIONS                                    36,903.79     730,695.87
                                                      179,691.39   2,350,076.25
CORP LEGAL                                            179,691.39   2,350,076.25
                                                       19,260.18     251,892.36
SR EXEC LEGAL                                          19,260.18     251,892.36
                                                                     663,048.76
STATE RELATIONS                                                      663,048.76
                                                                     226,434.87
LOCAL RELATIONS                                                      226,434.87
                                                                     (67,519.01)
FINANCE INFOR TECH & SUPP SERVICES                                   (67,519.01)
                                                       17,662.77     231,000.97
FINANCIAL SYSTEMS AND PROCESSES                        17,662.77     231,000.97
                                                       11,870.97     124,244.90
HR-AFFIRMATIVE ACTION PLAN/DIVERSITY/POL               11,870.97     124,244.90
                                                                     200,037.63
RISK CONTROL MANAGER                                                 200,037.63
                                                       29,946.43     391,651.47
COMPTROLLER                                            29,946.43     391,651.47
                                                       11,025.20     144,191.92
BENCHMARKING                                           11,025.20     144,191.92
                                                       15,830.80     207,041.44
CHIEF ACCOUNTING OFFICER                               15,830.80     207,041.44
                                                       72,187.65     944,098.84
                                                                          (8.78)
FINANCIAL ACCOUNTING                                   72,187.65     944,090.06
                                                       42,809.28     559,876.71
FEDERAL TAX                                            42,809.28     559,876.71
                                                        6,533.34     129,359.78
                                                                       1,323.76
                                                                       3,694.22
                                                                          (4.39)
PLANT ACCT. ADMIN                                       6,533.34     134,373.37
                                                                      14,140.17
                                                                       7,145.82
                                                                          (0.88)
PROPERTY ACCOUNTING- ELECTRIC                                         21,285.11
                                                                         551.18
                                                                       2,401.57
PROPERTY ACCOUNTING - ARKLA                                            2,952.75
                                                       12,770.61     167,018.96
STATE AND LOCAL TAXES                                  12,770.61     167,018.96
                                                                     134,593.85
                                                                         (12.27)
PROPERTY TAX                                                         134,581.58
                                                                      24,013.00
REGULATORY REPORTING                                                  24,013.00
                                                                          (2.51)
REVENUE ACCOUNTING - ELECTRIC                                             (2.51)
                                                                       1,920.51
SUPPORT SERVICES                                                       1,920.51
                                                       24,620.89     322,002.06
COMMERCIAL CREDIT                                      24,620.89     322,002.06
                                                                    (339,975.24)
                                                                         (51.11)
CLAIMS                                                              (340,026.35)


                                                                   Corp Services
                                    4 of 10

CENTERPOINT ENERGY, INC.

CORPORATE SERVICES CHARGED TO SBUS:
Third Quarter 2002


                                                                                                 CERC                 CERC
                                                                                             ------------        ---------------
                                                                                              CENTERPOINT            CNP GAS
                                                                                             ENERGY ENTEX        RESOURCES CORP.
                                                                                             ------------        ---------------
                                                 Sum of Amount
                                                 ----------------------------------------
                                                 Cost ctr    Cost elem.|Cost element name         0082                0084
                                                 ----------------------------------------    ------------        ---------------
                                                 125166      642200  |REI Corp OH              213,353.07
HR - COMPENSATION                                125166 TOTAL                                  213,353.07
                                                 125175      642078  |Labor Allocation
                                                             642200  |REI Corp OH              194,232.69
                                                             643502  |Fleet Pool Vehicles
HR - WORKFORCE PLANNING & PROCESS IMPOVE         125175 TOTAL                                  194,232.69
                                                 125180      642200  |REI Corp OH               33,496.47
HR - FINANCE, ACCOUNTING                         125180 TOTAL                                   33,496.47
                                                 125181      642200  |REI Corp OH               72,307.70
                                                             643503  |Training                     700.00
HR - LEARNING & ORGANIZATIONAL DEVELOPME         125181 TOTAL                                   73,007.70
                                                 125190      642200  |REI Corp OH               22,722.60
HR-COMMUNICATIONS                                125190 TOTAL                                   22,722.60
                                                 125191      643523  |Transportation Exp          (289.72)
HR - ARKLA, ENTEX, SUPPORT & GAS OPERATS         125191 TOTAL                                     (289.72)
                                                 125197      642057  |Ofc Supp Svcs-Fixed
                                                             642059  |Facility O&M
                                                             642088  |Convenience Copiers
                                                             642097  |Mail Services
                                                             642098  |Records Management
                                                             643524  |Document Services
SHARED SERVICES                                  125197 TOTAL
                                                 125200      642200  |REI Corp OH               31,060.96           22,314.77
TREASURER                                        125200 TOTAL                                   31,060.96           22,314.77
                                                 125202      642200  |REI Corp OH               25,683.73           18,451.69
CASH MANAGEMENT                                  125202 TOTAL                                   25,683.73           18,451.69
                                                 125203      642200  |REI Corp OH                9,451.85            1,214.04
                                                             643502  |Fleet Pool Vehicles
CORPORATE RISK MANAGEMENT/INSURANCE              125203 TOTAL                                    9,451.85            1,214.04
                                                 125205      642200  |REI Corp OH               65,149.83            8,368.16
INVESTOR SERVICES                                125205 TOTAL                                   65,149.83            8,368.16
                                                 125206      642200  |REI Corp OH               15,749.06            2,022.89
COMMUNICATIONS                                   125206 TOTAL                                   15,749.06            2,022.89
                                                 125207      642200  |REI Corp OH               53,080.04            6,817.86
                                                             643001  |Labor-ST-IntActAlloc         (59.44)
ADVERTISING & BRAND EQUITY                       125207 TOTAL                                   53,020.60            6,817.86
                                                 125209      642200  |REI Corp OH              177,671.91            1,701.30
STRATEGIC PLANNING                               125209 TOTAL                                  177,671.91            1,701.30
                                                 125210      642200  |REI Corp OH               37,783.44           27,144.33
FINANCE/CASH MANAGEMENT                          125210 TOTAL                                   37,783.44           27,144.33
                                                 125211      642200  |REI Corp OH               10,191.67            1,309.08
INVESTOR RELATIONS                               125211 TOTAL                                   10,191.67            1,309.08
                                                 125221      642200  |REI Corp OH               26,291.67            3,377.03
EVP - REGULATORY                                 125221 TOTAL                                   26,291.67            3,377.03
                                                 125222      642200  |REI Corp OH
VP - REGULATORY POLICY                           125222 TOTAL
                                                 125225      621023  |Shops
                                                             642200  |REI Corp OH               13,707.52            1,760.66
BRANDING/PROMOTIONS                              125225 TOTAL                                   13,707.52            1,760.66
                                                 125226      642200  |REI Corp OH
REGULATORY RELATIONS AUSTIN                      125226 TOTAL
                                                 125307      642200  |REI Corp OH               58,128.77
SR VP HUMAN RESOURCES                            125307 TOTAL                                   58,128.77
                                                 125309      642200  |REI Corp OH                1,461.23              187.68
HR-ALLOCATED EXECUTIVE BENEFITS                  125309 TOTAL                                    1,461.23              187.68
                                                 125400      642200  |REI Corp OH              179,304.89           17,930.50
                                                             643502  |Fleet Pool Vehicles
AUDIT SERVICES                                   125400 TOTAL                                  179,304.89           17,930.50
                                                 125402      642200  |REI Corp OH               51,120.12           36,725.64
CHIEF RISK OFFICER                               125402 TOTAL                                   51,120.12           36,725.64
                                                 GRAND TOTAL                                 2,040,559.52          238,061.51

                                                      CERC             CERC              CERC                CERC
                                                  ------------     ------------      -------------      --------------
                                                    LA TRANS         CNP GAS          CNP POWER           CNP RETAIL
                                                  DIV OF ENTEX     MARKETING CO      SYSTEMS, INC.      INTERESTS, INC
                                                  ------------     ------------      -------------      --------------
                                                      0085             0099              0220                0271
                                                  ------------     ------------      -------------      --------------
                                                                       912.63
HR - COMPENSATION                                                      912.63

                                                                       572.02

HR - WORKFORCE PLANNING & PROCESS IMPOVE                               572.02
                                                                        98.65
HR - FINANCE, ACCOUNTING                                                98.65
                                                                       212.95

HR - LEARNING & ORGANIZATIONAL DEVELOPME                               212.95
                                                                        97.20
HR-COMMUNICATIONS                                                       97.20

HR - ARKLA, ENTEX, SUPPORT & GAS OPERATS






SHARED SERVICES
                                                     888.52          6,238.72             174.25
TREASURER                                            888.52          6,238.72             174.25
                                                     734.71          5,158.68             144.09
CASH MANAGEMENT                                      734.71          5,158.68             144.09
                                                   1,221.50            367.95              32.47              44.11

CORPORATE RISK MANAGEMENT/INSURANCE                1,221.50            367.95              32.47              44.11
                                                   8,419.54          2,536.22             223.91             304.07
INVESTOR SERVICES                                  8,419.54          2,536.22             223.91             304.07
                                                   2,035.31            613.10              54.13              73.51
COMMUNICATIONS                                     2,035.31            613.10              54.13              73.51
                                                   6,859.71          2,066.35             182.43             247.74

ADVERTISING & BRAND EQUITY                         6,859.71          2,066.35             182.43             247.74
                                                     567.09          1,134.21           2,665.36
STRATEGIC PLANNING                                   567.09          1,134.21           2,665.36
                                                   1,080.82          7,588.97             211.97
FINANCE/CASH MANAGEMENT                            1,080.82          7,588.97             211.97
                                                   1,317.11            396.75              35.03              47.57
INVESTOR RELATIONS                                 1,317.11            396.75              35.03              47.57
                                                   3,397.76          1,023.51              90.36             122.71
EVP - REGULATORY                                   3,397.76          1,023.51              90.36             122.71

VP - REGULATORY POLICY

                                                   1,771.46            533.62              47.11              63.97
BRANDING/PROMOTIONS                                1,771.46            533.62              47.11              63.97

REGULATORY RELATIONS AUSTIN
                                                                       248.65
SR VP HUMAN RESOURCES                                                  248.65
                                                     188.84             56.88               5.03               6.82
HR-ALLOCATED EXECUTIVE BENEFITS                      188.84             56.88               5.03               6.82


AUDIT SERVICES
                                                   1,462.34         10,267.69             286.78
CHIEF RISK OFFICER                                 1,462.34         10,267.69             286.78
                                                  48,438.79         67,935.49          15,081.31           1,398.61

                                                       CERC
                                                  --------------
                                                    MINNEGASCO    TDU, GENCO &
                                                  (SS - INTERIM)   CERC ONLY
                                                  --------------  ------------
                                                       9072       GRAND TOTAL
                                                  --------------  ------------
                                                    144,398.66   1,055,813.75
HR - COMPENSATION                                   144,398.66   1,055,813.75
                                                                      (318.41)
                                                     90,506.33     947,265.68
                                                                       (43.61)
HR - WORKFORCE PLANNING & PROCESS IMPOVE             90,506.33     946,903.66
                                                     15,608.30     163,361.07
HR - FINANCE, ACCOUNTING                             15,608.30     163,361.07
                                                     33,693.10     352,642.01
                                                      3,800.00      11,425.00
HR - LEARNING & ORGANIZATIONAL DEVELOPME             37,493.10     364,067.01
                                                     15,378.77     112,446.63
HR-COMMUNICATIONS                                    15,378.77     112,446.63
                                                                      (289.72)
HR - ARKLA, ENTEX, SUPPORT & GAS OPERATS                              (289.72)
                                                                      (181.56)
                                                                   (22,175.70)
                                                                      (136.59)
                                                                      (443.95)
                                                                    (4,485.78)
                                                                    (6,378.00)
SHARED SERVICES                                                    (33,801.58)
                                                     28,347.66     177,096.74
TREASURER                                            28,347.66     177,096.74
                                                     23,440.14     146,438.04
CASH MANAGEMENT                                      23,440.14     146,438.04
                                                      6,129.27     121,359.84
                                                                        (0.88)
CORPORATE RISK MANAGEMENT/INSURANCE                   6,129.27     121,358.96
                                                     42,247.96     836,510.55
INVESTOR SERVICES                                    42,247.96     836,510.55
                                                     10,212.85     202,214.81
COMMUNICATIONS                                       10,212.85     202,214.81
                                                     34,421.05     681,537.01
                                                                       (59.44)
ADVERTISING & BRAND EQUITY                           34,421.05     681,477.57
                                                    112,115.29   1,466,289.43
STRATEGIC PLANNING                                  112,115.29   1,466,289.43
                                                     34,482.83     215,425.50
FINANCE/CASH MANAGEMENT                              34,482.83     215,425.50
                                                      6,609.03     130,859.05
INVESTOR RELATIONS                                    6,609.03     130,859.05
                                                     17,049.48     337,579.78
EVP - REGULATORY                                     17,049.48     337,579.78
                                                                 1,206,261.93
VP - REGULATORY POLICY                                           1,206,261.93
                                                                       (80.49)
                                                      8,888.99     176,001.79
BRANDING/PROMOTIONS                                   8,888.99     175,921.30
                                                                   109,148.56
REGULATORY RELATIONS AUSTIN                                        109,148.56
                                                     39,341.90     287,660.04
SR VP HUMAN RESOURCES                                39,341.90     287,660.04
                                                        947.55      18,761.84
HR-ALLOCATED EXECUTIVE BENEFITS                         947.55      18,761.84
                                                                   448,262.24
                                                                       (10.92)
AUDIT SERVICES                                                     448,251.32
                                                     46,654.49     291,465.72
CHIEF RISK OFFICER                                   46,654.49     291,465.72
                                                  1,238,535.49  17,614,306.72



                                                                   Corp Services
                                     5 of 10

CENTERPOINT ENERGY, INC.

CORPORATE SERVICES CHARGED TO SBUS:
Third Quarter 2002


NOTES
Sr Exec = Senior Executive
Infor Tech & Supp Services = Information Technology & Support Services Corp = Corporate
CEO = Chief Executive Officer
HR = Human Resources
Acct. = Accounting
VP = Vice President
SR VP = Senior Vice President


REI Corp OH refers to the allocation of corporate overhead to the business units.

REI Legislative Adv refers to the allocation of regulatory related charges to the business units.

Amounts in parentheses represent credits sent to business units.


                                                                   Corp Services
                                     6 of 10

CENTERPOINT ENERGY, INC.

SUPPORT SERVICES CHARGED TO SBUS:
Third Quarter 2002

                                                                                                         CERC        CERC
                                                                                 TDU         GENCO   ------------ ------------
                                                                           --------------  ---------   CNP GAS    CNP PIPELINE
                                                                            CNP HOUSTON      TEXAS   TRANSMISSION   SERVICES
                                                                           ELECTRIC, LLC   GENCO, LP      CO          INC
                                                                           --------------  --------- ------------ ------------
                               SUM OF AMOUNT                               PACC
                               ------------------------------------------
                               Cost ctr      Cost elem.|Cost element name         0003        0004        0027        0033
                               ------------------------------------------  --------------  --------- ------------ ------------
                               156101        642058  |Facility Mgmt-Fixed
                                             642071  |Fleet Allocation            (2.80)
                                             643502  |Fleet Pool Vehicles        (12.33)
FM CORP REAL EST & FAC
  MGMT - CENTER MGR            156101 TOTAL                                      (15.13)
                               156102        642071  |Fleet Allocation            (2.33)
                                             643502  |Fleet Pool Vehicles        (11.08)
                                             643505  |Facility ED&C Svcs     159,198.82     13,550.82   11,226.76
FM PROJECT MANAGEMENT          156102 TOTAL                                  159,185.41     13,550.82   11,226.76
                               156104        642071  |Fleet Allocation            (0.50)
                                             643502  |Fleet Pool Vehicles         (2.13)
FM BLDG OPN - HOU DIV MGR      156104 TOTAL                                       (2.63)
                               156105        642058  |Facility Mgmt-Fixed    187,746.90
FM BLDG OPN - N ZONE HOUSTON   156105 TOTAL                                  187,746.90
                               156106        621016  |Fleet Maint             (3,906.54)
                                             642071  |Fleet Allocation        (1,063.81)
                                             643501  |Fleet Fuel                (399.32)
                                             643512  |Shop Services             (370.00)
FM BLDG OPN - C ZONE HOUSTON   156106 TOTAL                                   (5,739.67)
                               156107        621016  |Fleet Maint             (2,314.04)
                                             642058  |Facility Mgmt-Fixed     57,711.43     30,689.98
                                             642071  |Fleet Allocation          (576.72)
                                             643501  |Fleet Fuel                  (1.28)
FM BLDG OPN - S ZONE HOUSTON   156107 TOTAL                                   54,819.39     30,689.98
                               156108        642059  |Facility O&M           350,589.80     33,662.78   48,842.80
                                             642060  |Security Services       10,373.35        996.03    1,445.17
                                             642071  |Fleet Allocation           (61.47)
                                             643502  |Fleet Pool Vehicles       (255.23)
FM 1111 LOUISIANA              156108 TOTAL                                  360,646.45     34,658.81   50,287.97
                               156109        643528  |Technical Support         (816.89)
FM IBSC FACILITY               156109 TOTAL                                     (816.89)
                               156110        642059  |Facility O&M            47,670.60
                                             642060  |Security Services       10,730.15
FM TRAVIS TOWER                156110 TOTAL                                   58,400.75
                               156111        642059  |Facility O&M           574,617.42
                                             642060  |Security Services       24,334.77
FM ECDC                        156111 TOTAL                                  598,952.19
                               156120        642119  |Payroll Services       (62,959.39)   (32,235.99)  (9,330.95)
                                             643535  |Payroll Services       153,273.52     75,621.98   21,688.40
FS PAYROLL PROCESSING          156120 TOTAL                                   90,314.13     43,385.99   12,357.45
                               156121        643543  |Check Printing             347.82
FS CHECK PRINTING              156121 TOTAL                                      347.82
                               156122        643533  |SS Fin Srvs Hours                        594.58      955.58
                                             643537  |RemittanceProcessing    51,436.30
FS REMITTANCE PROCESSING       156122 TOTAL                                   51,436.30        594.58      955.58
                               156123        642050  |Fin Trans Variable      22,875.43      1,345.61    8,073.68
                                             642052  |Fin Trans Fixed          8,868.63        403.17    2,418.72
FS BANK RECON / ESCHEAT        156123 TOTAL                                   31,744.06      1,748.78   10,492.40
                               156130        642057  |Ofc Supp Svcs-Fixed
                                             642071  |Fleet Allocation            (6.10)
                                             643502  |Fleet Pool Vehicles        (25.80)
OSS OFFICE SUPPORT
  SERVICES MGMT                156130 TOTAL                                      (31.90)
                               156131        642057  |Ofc Supp Svcs-Fixed
                                             642071  |Fleet Allocation            (1.68)
                                             643502  |Fleet Pool Vehicles         (8.23)
OSS HOUSTON FINANCE & ADMIN    156131 TOTAL                                       (9.91)
                               156132        643542  |Mail Services           24,625.30      7,643.70    2,770.47
OSS HOUSTON MAIL SERVICES      156132 TOTAL                                   24,625.30      7,643.70    2,770.47
                               156133        643509  |Cust Billings/Insert     1,215.24
OSS HOUSTON CUSTOMER BILLS     156133 TOTAL                                    1,215.24
                               156135        642071  |Fleet Allocation            (0.33)
                                             642098  |Records Management      28,782.73      5,876.44        0.66
                                             643502  |Fleet Pool Vehicles         (1.63)
OSS HOUSTON RECORD
  ARCHIVES                     156135 TOTAL                                   28,780.77      5,876.44        0.66
                               156136        642090  |Forms Design & Mgmt     15,044.31      9,791.55      356.97
                                             643526  |Forms Design & Mgmt        438.29        406.97
OSS HOUSTON FORMS              156136 TOTAL                                   15,482.60     10,198.52      356.97
                               156137        642071  |Fleet Allocation            (0.35)
                                             643502  |Fleet Pool Vehicles         (1.76)
                                             643519  |Graphics                57,489.46      6,987.87    5,661.91
OSS HOUSTON GRAPHICS           156137 TOTAL                                   57,487.35      6,987.87    5,661.91
                               156139        642071  |Fleet Allocation            (2.09)
                                             643502  |Fleet Pool Vehicles         (7.32)
                                             643524  |Document Services       91,342.00     41,222.00      876.00     31.00
OSS HOUSTON COPY CENTERS       156139 TOTAL                                   91,332.59     41,222.00      876.00     31.00
                               156140        643536  |Convenience Copiers      6,562.15      2,329.25      133.35
OSS HOUSTON CONVENIENCE
  COPIERS                      156140 TOTAL                                    6,562.15      2,329.25      133.35
                               156145        642066  |Purch & Matls Mgmt      49,661.27
P&L PURCHASING &
  LOGISTICS MGR                156145 TOTAL                                   49,661.27
                               156146        642061  |Purch/Contract Svcs
                                             642071  |Fleet Allocation           (15.53)

                                                  CERC         CERC         CERC
                                      CERC      -----------  ----------  -----------      CERC           CERC
                                 -------------  CENTERPOINT     CNP      CENTERPOINT  ------------  ---------------
                                   CNP FIELD      ENERGY     MARKETING,    ENERGY     CNP GAS        MINNEGASCO      TDU, GENCO &
                                 SERVICES, INC    ARKLA         INC        ENTEX      MARKETING CO   (SS - INTERIM)    CERC ONLY
                                 -------------  -----------  ----------  -----------  ------------  ---------------  ------------
                                      0036         0062         0077         0082         0099           9072        GRAND TOTAL
                                 -------------  -----------  ----------  -----------  ------------  ---------------  ------------
                                               2,672.79                                                1,336.39        4,009.18
                                                                                                                          (2.80)
                                                                                                                         (12.33)
FM CORP REAL EST & FAC
  MGMT - CENTER MGR                            2,672.79                                                1,336.39        3,994.05
                                                                                                                          (2.33)
                                                                                                                         (11.08)
                                  2,324.07                               3,448.62       149.94                       189,899.03
FM PROJECT MANAGEMENT             2,324.07                               3,448.62       149.94                       189,885.62
                                                                                                                          (0.50)
                                                                                                                          (2.13)
FM BLDG OPN - HOU DIV MGR                                                                                                 (2.63)
                                                                                                                     187,746.90
FM BLDG OPN - N ZONE HOUSTON                                                                                         187,746.90
                                                                                                                      (3,906.54)
                                                                                                                      (1,063.81)
                                                                                                                        (399.32)
                                                                                                                        (370.00)
FM BLDG OPN - C ZONE HOUSTON                                                                                          (5,739.67)
                                                                                                                      (2,314.04)
                                                                                                                      88,401.41
                                                                                                                        (576.72)
                                                                                                                          (1.28)
FM BLDG OPN - S ZONE HOUSTON                                                                                          85,509.37
                                 14,455.48                             251,055.02                                    698,605.88
                                    427.72                               7,428.29                                     20,670.56
                                                                                                                         (61.47)
                                                                                                                        (255.23)
FM 1111 LOUISIANA                14,883.20                             258,483.31                                    718,959.74
                                                                                                                        (816.89)
FM IBSC FACILITY                                                                                                        (816.89)
                                                                        20,007.09                                     67,677.69
                                                                         4,503.38                                     15,233.53
FM TRAVIS TOWER                                                         24,510.47                                     82,911.22
                                                                                                                     574,617.42
                                                                                                                      24,334.77
FM ECDC                                                                                                              598,952.19
                                 (2,180.50)  (23,396.14)   (687.54)    (41,959.83)     (176.80)                     (172,927.14)
                                  5,011.00    56,030.09   1,528.30     101,130.26        422.38                      414,705.93
FS PAYROLL PROCESSING             2,830.50    32,633.95     840.76      59,170.43        245.58                      241,778.79
                                               6,248.98       8.06          17.98                                      6,622.84
FS CHECK PRINTING                              6,248.98       8.06          17.98                                      6,622.84
                                    955.58                                                                             2,505.74
                                             164,412.80                341,383.85                                    557,232.95
FS REMITTANCE PROCESSING            955.58   164,412.80                341,383.85                                    559,738.69
                                  1,345.61    16,147.36   4,036.84      56,515.76                                    110,340.29
                                    403.11     8,868.63                 10,078.02                                     31,040.28
FS BANK RECON / ESCHEAT           1,748.72    25,015.99   4,036.84      66,593.78                                    141,380.57
                                               6,850.75                                                4,795.55       11,646.30
                                                                                                                          (6.10)
                                                                                                                         (25.80)
OSS OFFICE SUPPORT
  SERVICES MGMT                                6,850.75                                                4,795.55       11,614.40
                                               1,389.08                                                  926.06        2,315.14
                                                                                                                          (1.68)
                                                                                                                          (8.23)
OSS HOUSTON FINANCE & ADMIN                    1,389.08                                                  926.06        2,305.23
                                    315.56     4,274.65                 22,918.64                                     62,548.32
OSS HOUSTON MAIL SERVICES           315.56     4,274.65                 22,918.64                                     62,548.32
                                             101,098.62                211,872.42                                    314,186.28
OSS HOUSTON CUSTOMER BILLS                   101,098.62                211,872.42                                    314,186.28
                                                                                                                          (0.33)
                                                                        13,229.23                                     47,889.06
                                                                                                                          (1.63)
OSS HOUSTON RECORD
  ARCHIVES                                                              13,229.23                                     47,887.10
                                    102.00       968.94                 27,691.71                                     53,955.48
                                                                         2,994.85                                      3,840.11
OSS HOUSTON FORMS                   102.00       968.94                 30,686.56                                     57,795.59
                                                                                                                          (0.35)
                                                                                                                          (1.76)
                                                 690.16                 34,670.20                                    105,499.60
OSS HOUSTON GRAPHICS                             690.16                 34,670.20                                    105,497.49
                                                                                                                          (2.09)
                                                                                                                          (7.32)
                                               3,142.00                 32,259.00                        153.00      169,025.00
OSS HOUSTON COPY CENTERS                       3,142.00                 32,259.00                        153.00      169,015.59
                                     42.00                               8,095.15                                     17,161.90
OSS HOUSTON CONVENIENCE
  COPIERS                            42.00                               8,095.15                                     17,161.90
                                                                                                                      49,661.27
P&L PURCHASING &
  LOGISTICS MGR                                                                                                       49,661.27
                                              42,784.52                 47,288.15                     22,518.17      112,590.84
                                                                                                                         (15.53)


                                    7 of 10                     Support Services

CENTERPOINT ENERGY, INC.

SUPPORT SERVICES CHARGED TO SBUS:
Third Quarter 2002

                                                                                                         CERC        CERC
                                                                                 TDU         GENCO   ------------ ------------
                                                                           --------------  ---------   CNP GAS    CNP PIPELINE
                                                                            CNP HOUSTON      TEXAS   TRANSMISSION   SERVICES
                                                                           ELECTRIC, LLC   GENCO, LP      CO          INC
                                                                           --------------  --------- ------------ ------------
                               SUM OF AMOUNT                               PACC
                               ------------------------------------------
                               Cost ctr      Cost elem.|Cost element name         0003        0004        0027        0033
                               ------------------------------------------  --------------  --------- ------------ ------------
                                             643502  |Fleet Pool Vehicles        (66.02)
P&L LDC PURCHASING SUPPORT     156146 TOTAL                                      (81.55)
                               156147        642061  |Purch/Contract Svcs                               12,876.31
                                             642071  |Fleet Allocation            (0.17)
                                             643502  |Fleet Pool Vehicles         (0.88)
P&L GAS DISTIRIB &
  TRANSP MGR                   156147 TOTAL                                       (1.05)                12,876.31
                               156148        642061  |Purch/Contract Svcs     19,527.02                  8,875.92
                                             642071  |Fleet Allocation            (0.68)
                                             643502  |Fleet Pool Vehicles         (2.63)
P&L CORP PURCHASING            156148 TOTAL                                   19,523.71                  8,875.92
                               156149        642051  |Investment Recovery     43,036.26                  4,098.69
P&L INVESTMENT RECOVERY        156149 TOTAL                                   43,036.26                  4,098.69
                               156150        642071  |Fleet Allocation            (1.32)
                                             643502  |Fleet Pool Vehicles         (6.03)
P&L CORP PURCHASING MGR        156150 TOTAL                                       (7.35)
                               156151        642066  |Purch & Matls Mgmt      95,468.16     79,556.79   13,259.46
                                             642071  |Fleet Allocation           (10.48)
                                             643502  |Fleet Pool Vehicles        (38.29)
P&L E: PROCUREMENT             156151 TOTAL                                   95,419.39     79,556.79   13,259.46
                               156152        642061  |Purch/Contract Svcs     18,375.96     12,495.65    4,410.23
                                             642071  |Fleet Allocation         6,218.55
                                             643502  |Fleet Pool Vehicles     30,518.76
P&L SUPPLIER DIVERSITY         156152 TOTAL                                   55,113.27     12,495.65    4,410.23
                               156153        642124  |AP Services             16,281.27      9,885.06    1,162.95
                                             643529  |Accounts Payable Svs    76,539.18     54,111.60   81,238.23
P&L ACCOUNTS PAYABLE PROC      156153 TOTAL                                   92,820.45     63,996.66   82,401.18
                               156160        642060  |Security Services      134,786.70     22,888.31    5,086.30
                                             642071  |Fleet Allocation            (0.17)
                                             643502  |Fleet Pool Vehicles         (0.88)
SEC SECURITY MANAGER           156160 TOTAL                                  134,785.65     22,888.31    5,086.30
                               156161        642060  |Security Services      151,704.12     11,377.81
                                             642071  |Fleet Allocation        (1,241.60)
                                             643501  |Fleet Fuel              (4,874.90)
SEC CENTRAL MONITORING/PATROL
  SERVICES                     156161 TOTAL                                  145,587.62     11,377.81
                               156171        642053  |Sh Srv Adm & X-Chgs     89,735.77     12,258.55    4,486.79
SS SH SRVS ADMIN               156171 TOTAL                                   89,735.77     12,258.55    4,486.79
                               156172        642053  |Sh Srv Adm & X-Chgs     46,435.11      6,439.74    3,127.86
SS SH SRVS X-CHARGES           156172 TOTAL                                   46,435.11      6,439.74    3,127.86
                               156173        642053  |Sh Srv Adm & X-Chgs     58,414.05      8,101.01    3,934.78
SS IT X-CHARGES                156173 TOTAL                                   58,414.05      8,101.01    3,934.78
                               156174        621011  |Info Technology           (375.00)
                                             642053  |Sh Srv Adm & X-Chgs     21,588.35      2,993.93    1,454.20
SS CORP SRVS X-CHARGES         156174 TOTAL                                   21,213.35      2,993.93    1,454.20
                               GRAND TOTAL                                 2,664,119.22    418,995.19  239,131.24     31.00


                                                  CERC         CERC         CERC
                                      CERC      -----------  ----------  -----------      CERC           CERC
                                 -------------  CENTERPOINT     CNP      CENTERPOINT  ------------  ---------------
                                   CNP FIELD      ENERGY     MARKETING,    ENERGY       CNP GAS        MINNEGASCO    TDU, GENCO &
                                 SERVICES, INC    ARKLA         INC        ENTEX      MARKETING CO   (SS - INTERIM)    CERC ONLY
                                 -------------  -----------  ----------  -----------  ------------  ---------------  ------------
                                      0036         0062         0077        0082          0099            9072       GRAND TOTAL
                                 -------------  -----------  ----------  -----------  ------------  ---------------  ------------
                                                                                                                          (66.02)
P&L LDC PURCHASING SUPPORT                    42,784.52                 47,288.15                     22,518.17       112,509.29
                                               5,150.52                 39,916.56                      6,438.16        64,381.55
                                                                                                                           (0.17)
                                                                                                                           (0.88)
P&L GAS DISTIRIB &
  TRANSP MGR                                   5,150.52                 39,916.56                      6,438.16        64,380.50
                                               1,775.19                 10,651.10                                      40,829.23
                                                                                                                           (0.68)
                                                                                                                           (2.63)
P&L CORP PURCHASING                            1,775.19                 10,651.10                                      40,825.92
                                               2,732.47                  5,464.92                                      55,332.34
P&L INVESTMENT RECOVERY                        2,732.47                  5,464.92                                      55,332.34
                                                                                                                           (1.32)
                                                                                                                           (6.03)
P&L CORP PURCHASING MGR                                                                                                    (7.35)
                                              13,259.46                 26,518.92                                     228,062.79
                                                                                                                          (10.48)
                                                                                                                          (38.29)
P&L E: PROCUREMENT                            13,259.46                 26,518.92                                     228,014.02
                                               5,880.31                  7,350.37                      5,880.28        54,392.80
                                                                                                                        6,218.55
                                                                                                                       30,518.76
P&L SUPPLIER DIVERSITY                         5,880.31                  7,350.37                      5,880.28        91,130.11
                                    290.73       581.46                    872.22                                      29,073.69
                                  6,853.76    96,727.90                150,563.66                         54.08       466,088.41
P&L ACCOUNTS PAYABLE PROC         7,144.49    97,309.36                151,435.88                         54.08       495,162.10
                                  5,086.30                               5,086.30                                     172,933.91
                                                                                                                           (0.17)
                                                                                                                           (0.88)
SEC SECURITY MANAGER              5,086.30                               5,086.30                                     172,932.86
                                                                        11,377.81                                     174,459.74
                                                                                                                       (1,241.60)
                                                                                                                       (4,874.90)
SEC CENTRAL MONITORING/PATROL
  SERVICES                                                              11,377.81                                     168,343.24
                                    881.33    17,012.41                 26,653.66                     14,582.07       165,610.58
SS SH SRVS ADMIN                    881.33    17,012.41                 26,653.66                     14,582.07       165,610.58
                                    850.98     8,164.68      23.01      21,596.13                      1,057.89        87,695.40
SS SH SRVS X-CHARGES                850.98     8,164.68      23.01      21,596.13                      1,057.89        87,695.40
                                  1,070.49    15,647.95      28.93      27,167.30                      1,330.88       115,695.39
SS IT X-CHARGES                   1,070.49    15,647.95      28.93      27,167.30                      1,330.88       115,695.39
                                                                                                                         (375.00)
                                    395.63     3,795.87      10.69      10,040.35                        491.83        40,770.85
SS CORP SRVS X-CHARGES              395.63     3,795.87      10.69      10,040.35                        491.83        40,395.85
                                 38,630.85   562,911.45   4,948.29   1,497,887.09     395.52          59,564.36     5,486,614.21

NOTES

FM = Facilities Management
FS = Financial Services
OSS = Other Support Services
P&L = Purchasing & Logistics
SEC = Security
SS = Additional Support Services

Amounts in parentheses represent credits sent to business units.


                                    8 of 10                     Support Services

CENTERPOINT ENERGY, INC.

INFORMATION TECHNOLOGY SERVICES CHARGED TO SBUS:
Third Quarter 2002

                                                                                                TDU                    GENCO
                                                                                     CNP HOUSTON ELECTRIC, LLC    TEXAS GENCO, LP
                                                                                     -------------------------    ---------------
                                       Sum of Amount                                 PaCC
                                       ------------------------------------------    -------------------------    ---------------
                                       Cost ctr   Cost elem.|Cost element name                 0003                     0004
                                       ------------------------------------------    -------------------------    ---------------
                                       156200     621011    |Info Technology                         (1,870.32)
                                                  642069    |IT Allocations
                                                  642071    |Fleet Allocation                           (10.08)
                                                  643502    |Fleet Pool Vehicles                        (36.06)
IT ADMINISTRATION                      156200 TOTAL                                                  (1,916.46)
                                       156202     642071    |Fleet Allocation                            (3.91)
                                                  643502    |Fleet Pool Vehicles                        (18.99)
IT NCS LAN SERVERS                     156202 TOTAL                                                     (22.90)
                                       156204     621016    |Fleet Maint                            (12,984.72)
                                                  621017    |Fleet Adj, Damg, Mod                      (503.07)
                                                  621019    |Fleet Services                            (494.82)
                                                  642071    |Fleet Allocation                        (5,367.66)
                                                  643501    |Fleet Fuel                              (7,320.31)
                                                  643502    |Fleet Pool Vehicles                        (64.00)
IT NCS NTWK LABOR                      156204 TOTAL                                                 (26,734.58)
                                       156210     621011    |Info Technology                       (300,000.00)
                                                  621016    |Fleet Maint                               (481.57)
                                                  642071    |Fleet Allocation                          (217.36)
                                                  643501    |Fleet Fuel                                (311.23)
IT SD SAP ADMIN                        156210 TOTAL                                                (301,010.16)
                                       156213     643004    |Billable Hours
IT SD SAP ESD                          156213 TOTAL
                                       156215     642071    |Fleet Allocation                            (9.35)
                                                  643502    |Fleet Pool Vehicles                        (40.39)
IT NCS SEC/DIS REC                     156215 TOTAL                                                     (49.74)
                                       156216     642071    |Fleet Allocation                            (7.39)
                                                  643004    |Billable Hours                                                319.84
                                                  643502    |Fleet Pool Vehicles                        (26.73)
IT SD STRAT DATA SVS                   156216 TOTAL                                                     (34.12)            319.84
                                       156217     642071    |Fleet Allocation                            (5.59)
                                                  643502    |Fleet Pool Vehicles                        (25.39)
IT NCS MESSAGING                       156217 TOTAL                                                     (30.98)
                                       156218     643502    |Fleet Pool Vehicles                         (0.88)
FINANCE & ADMINISTRATION               156218 TOTAL                                                      (0.88)
                                       156220     643004    |Billable Hours                           1,870.32
IT SAP-FINANCE APPLICATION             156220 TOTAL                                                   1,870.32
                                       156222     621016    |Fleet Maint                             (1,713.18)
                                                  642071    |Fleet Allocation                          (668.65)
                                                  643501    |Fleet Fuel                                (808.34)
                                                  643502    |Fleet Pool Vehicles                       (171.69)
IT NCS DESKTOP SVCS                    156222 TOTAL                                                  (3,361.86)
                                       156226     642071    |Fleet Allocation                            (2.91)
                                                  643004    |Billable Hours                          45,741.47
                                                  643502    |Fleet Pool Vehicles                        (12.27)
CENTERPOINT ENERGY TDU                 156226 TOTAL                                                  45,726.29
                                       156227     642071    |Fleet Allocation                            (0.17)
                                                  643004    |Billable Hours                              (0.00)
                                                  643502    |Fleet Pool Vehicles                         (0.88)
IT SD CORP APPS                        156227 TOTAL                                                      (1.05)
                                       156232     621016    |Fleet Maint                             (1,440.34)
                                                  621017    |Fleet Adj, Damg, Mod                      (224.65)
                                                  642071    |Fleet Allocation                          (743.52)
                                                  643501    |Fleet Fuel                              (1,430.97)
IT NCS TCOM-BUS DEV                    156232 TOTAL                                                  (3,839.48)
                                       156240     642069    |IT Allocations
                                                  642071    |Fleet Allocation                            (0.41)
                                                  643004    |Billable Hours                                                 33.88
                                                  643502    |Fleet Pool Vehicles                         (1.76)
IT SD TOOLS SUPPORT                    156240 TOTAL                                                      (2.17)             33.88
                                       156244     642071    |Fleet Allocation                            (2.88)

                                                 CERC                          CERC                         CERC
                                        CNP GAS TRANSMISSION CO      CENTERPOINT ENERGY ARKLA     CENTERPOINT ENERGY ENTEX
                                        -----------------------      ------------------------     ------------------------

                                        -----------------------      ------------------------     ------------------------
                                                 0027                          0062                         0082
                                        -----------------------      ------------------------     ------------------------

                                                      (6,728.11)                    (5,504.83)


IT ADMINISTRATION                                     (6,728.11)                    (5,504.83)


IT NCS LAN SERVERS






IT NCS NTWK LABOR




IT SD SAP ADMIN
                                                                                       623.36
IT SD SAP ESD                                                                          623.36


IT NCS SEC/DIS REC

                                                                                      (879.56)

IT SD STRAT DATA SVS                                                                  (879.56)


IT NCS MESSAGING

FINANCE & ADMINISTRATION

IT SAP-FINANCE APPLICATION




IT NCS DESKTOP SVCS



CENTERPOINT ENERGY TDU



IT SD CORP APPS




IT NCS TCOM-BUS DEV
                                                       8,792.41                      4,145.54



IT SD TOOLS SUPPORT                                    8,792.41                      4,145.54


                                                      CERC              TOTAL TDU, GENCO
                                           MINNEGASCO (SS - INTERIM)      & CERC ONLY
                                           -------------------------    ----------------

                                           -------------------------    ----------------
                                                      9072                GRAND TOTAL
                                           -------------------------    ----------------
                                                                               (1,870.32)
                                                          (21,945.82)         (34,178.76)
                                                                                  (10.08)
                                                                                  (36.06)
IT ADMINISTRATION                                         (21,945.82)         (36,095.22)
                                                                                   (3.91)
                                                                                  (18.99)
IT NCS LAN SERVERS                                                                (22.90)
                                                                              (12,984.72)
                                                                                 (503.07)
                                                                                 (494.82)
                                                                               (5,367.66)
                                                                               (7,320.31)
                                                                                  (64.00)
IT NCS NTWK LABOR                                                             (26,734.58)
                                                                             (300,000.00)
                                                                                 (481.57)
                                                                                 (217.36)
                                                                                 (311.23)
IT SD SAP ADMIN                                                              (301,010.16)
                                                                                  623.36
IT SD SAP ESD                                                                     623.36
                                                                                   (9.35)
                                                                                  (40.39)
IT NCS SEC/DIS REC                                                                (49.74)
                                                                                   (7.39)
                                                                                 (559.72)
                                                                                  (26.73)
IT SD STRAT DATA SVS                                                             (593.84)
                                                                                   (5.59)
                                                                                  (25.39)
IT NCS MESSAGING                                                                  (30.98)
                                                                                   (0.88)
FINANCE & ADMINISTRATION                                                           (0.88)
                                                                                1,870.32
IT SAP-FINANCE APPLICATION                                                      1,870.32
                                                                               (1,713.18)
                                                                                 (668.65)
                                                                                 (808.34)
                                                                                 (171.69)
IT NCS DESKTOP SVCS                                                            (3,361.86)
                                                                                   (2.91)
                                                                               45,741.47
                                                                                  (12.27)
CENTERPOINT ENERGY TDU                                                         45,726.29
                                                                                   (0.17)
                                                                                   (0.00)
                                                                                   (0.88)
IT SD CORP APPS                                                                    (1.05)
                                                                               (1,440.34)
                                                                                 (224.65)
                                                                                 (743.52)
                                                                               (1,430.97)
IT NCS TCOM-BUS DEV                                                            (3,839.48)
                                                           16,331.54           29,269.49
                                                                                   (0.41)
                                                                                   33.88
                                                                                   (1.76)
IT SD TOOLS SUPPORT                                        16,331.54           29,301.20
                                                                                   (2.88)

                                                             Infor Tech Services
                                     9 of 10

CENTERPOINT ENERGY, INC.

INFORMATION TECHNOLOGY SERVICES CHARGED TO SBUS:
Third Quarter 2002

                                                                                                TDU                    GENCO
                                                                                     CNP HOUSTON ELECTRIC, LLC    TEXAS GENCO, LP
                                                                                     -------------------------    ---------------
                                       Sum of Amount                                 PaCC
                                       ------------------------------------------    -------------------------    ---------------
                                       Cost ctr   Cost elem.|Cost element name                 0003                     0004
                                       ------------------------------------------    -------------------------    ---------------
                                                  643502    |Fleet Pool Vehicles                        (11.42)
IT PTO-PROJECTS                        156244 TOTAL                                                     (14.30)
                                       156246     642069    |IT Allocations
IT MAINFRAME DATA STORAGE              156246 TOTAL
                                       156248     642069    |IT Allocations
IT MAINFRAME CPU UTILIZATION LEGACY    156248 TOTAL
                                       156251     621023    |Shops                                  (38,425.99)
                                                  641002    |Stores Overhead                           (249.10)
                                                  643528    |Technical Support                       (1,480.92)
IT DATA CIRCUIT MANAGEMENT             156251 TOTAL                                                 (40,156.01)
                                       156256     621023    |Shops                                  (10,177.81)
                                                  642071    |Fleet Allocation                            (0.22)
                                                  643502    |Fleet Pool Vehicles                         (0.88)
IT TELEPHONE - BASIC LINE              156256 TOTAL                                                 (10,178.91)
                                       156260     642071    |Fleet Allocation                            (0.35)
                                                  643502    |Fleet Pool Vehicles                         (1.75)
IT VOICE SERVICES - MAC'S              156260 TOTAL                                                      (2.10)
                                       156264     642071    |Fleet Allocation                            (0.24)
                                                  643502    |Fleet Pool Vehicles                         (0.88)
IT SD SAP CCS                          156264 TOTAL                                                      (1.12)
                                       156286     642069    |IT Allocations
                                                  642071    |Fleet Allocation                            (0.99)
                                                  643502    |Fleet Pool Vehicles                         (3.51)
IT PTO-TECH/SERVICES                   156286 TOTAL                                                      (4.50)
                                       156290     642071    |Fleet Allocation                            (2.43)
                                                  643502    |Fleet Pool Vehicles                         (9.65)
IT NCS NERVE CENTER                    156290 TOTAL                                                     (12.08)
                                       156291     621016    |Fleet Maint                             (1,387.41)
                                                  642071    |Fleet Allocation                          (542.27)
                                                  643501    |Fleet Fuel                                (776.79)
IT DIST. COMP. BASIC LINE              156291 TOTAL                                                  (2,706.47)
                                       156292     642071    |Fleet Allocation                            (0.07)
                                                  643502    |Fleet Pool Vehicles                         (0.88)
IT SD SUPPORT                          156292 TOTAL                                                      (0.95)
                                       156298     642057    |Ofc Supp Svcs-Fixed
                                                  642088    |Convenience Copiers
                                                  642097    |Mail Services
                                                  642098    |Records Management
IT ALLOCATIONS FROM SS                 156298 TOTAL
                                       Grand Total                                                 (342,484.21)            353.72

                                                  CERC                          CERC                         CERC
                                         CNP GAS TRANSMISSION CO      CENTERPOINT ENERGY ARKLA     CENTERPOINT ENERGY ENTEX
                                         -----------------------      ------------------------     ------------------------

                                         -----------------------      ------------------------     ------------------------
                                                  0027                          0062                         0082
                                         -----------------------      ------------------------     ------------------------

IT PTO-PROJECTS
                                                                                        (91.83)
IT MAINFRAME DATA STORAGE                                                               (91.83)
                                                                                     (3,656.41)
IT MAINFRAME CPU UTILIZATION LEGACY                                                  (3,656.41)


                                                                                                                   (6,032.74)
IT DATA CIRCUIT MANAGEMENT                                                                                         (6,032.74)



IT TELEPHONE - BASIC LINE


IT VOICE SERVICES - MAC'S


IT SD SAP CCS
                                                        9,086.95                     11,871.66


IT PTO-TECH/SERVICES                                    9,086.95                     11,871.66


IT NCS NERVE CENTER



IT DIST. COMP. BASIC LINE


IT SD SUPPORT
                                                                                       (453.89)
                                                                                       (341.50)
                                                                                     (1,109.88)
                                                                                        (90.44)
IT ALLOCATIONS FROM SS                                                               (1,995.71)
                                                       11,151.25                      4,512.22                     (6,032.74)

                                                    CERC              TOTAL TDU, GENCO
                                         MINNEGASCO (SS - INTERIM)      & CERC ONLY
                                         -------------------------    ----------------

                                         -------------------------    ----------------
                                                    9072                GRAND TOTAL
                                         -------------------------    ----------------
                                                                                (11.42)
IT PTO-PROJECTS                                                                 (14.30)
                                                                                (91.83)
IT MAINFRAME DATA STORAGE                                                       (91.83)
                                                                             (3,656.41)
IT MAINFRAME CPU UTILIZATION LEGACY                                          (3,656.41)
                                                                            (38,425.99)
                                                                               (249.10)
                                                                             (7,513.66)
IT DATA CIRCUIT MANAGEMENT                                                  (46,188.75)
                                                                            (10,177.81)
                                                                                 (0.22)
                                                                                 (0.88)
IT TELEPHONE - BASIC LINE                                                   (10,178.91)
                                                                                 (0.35)
                                                                                 (1.75)
IT VOICE SERVICES - MAC'S                                                        (2.10)
                                                                                 (0.24)
                                                                                 (0.88)
IT SD SAP CCS                                                                    (1.12)
                                                         47,901.94           68,860.55
                                                                                 (0.99)
                                                                                 (3.51)
IT PTO-TECH/SERVICES                                     47,901.94           68,856.05
                                                                                 (2.43)
                                                                                 (9.65)
IT NCS NERVE CENTER                                                             (12.08)
                                                                             (1,387.41)
                                                                               (542.27)
                                                                               (776.79)
IT DIST. COMP. BASIC LINE                                                    (2,706.47)
                                                                                 (0.07)
                                                                                 (0.88)
IT SD SUPPORT                                                                    (0.95)
                                                                               (453.89)
                                                                               (341.50)
                                                                             (1,109.88)
                                                                                (90.44)
IT ALLOCATIONS FROM SS                                                       (1,995.71)
                                                         42,287.66         (290,212.10)

Notes
IT = Information Technolgy
NCS = Network and Computing Services
SAP = Accounting software

Amounts in parentheses represent credits sent to business units.


                                                             Infor Tech Services
                                    10 of 10